Exhibit 2.1

A MARK OF *** IN THE TEXT OF THIS EXHIBIT INDICATES THAT CONFIDENTIAL MATERIAL HAS BEEN OMITTED. THIS EXHIBIT, INCLUDING THE OMITTED PORTIONS, HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934.

Execution Version

ASSET PURCHASE AGREEMENT

by and among

FTI CONSULTING, INC.

FTI SMC ACQUISITION LLC,

THE SCHONBRAUN MCCANN CONSULTING GROUP LLC,

THE MEMBERS LISTED ON SCHEDULE I ATTACHED HERETO

and

BRUCE SCHONBRAUN, as the Members’ Representative

Dated as of March 31, 2008

TABLE OF CONTENTS

		Page
ARTICLE I CERTAIN DEFINITIONS		1
1.1	Certain Definitions	1
1.2	Additional Definitions	2

ARTICLE II PURCHASE AND SALE OF PURCHASED ASSETS		3
2.1	Basic Transaction	3
2.2	Assumption of Liabilities	5
2.3	Further Transfers; Transition Assistance	7

ARTICLE III PURCHASE PRICE; CLOSING		7
3.1	Closing	7
3.2	Purchase Price; Payments at Closing	7
3.3	Purchase Price Adjustment	9
3.4	Earn-out Consideration	1
3.5	[Reserved]	3
3.6	Allocation of the Purchase Price	3
3.7	Nonassignable Contracts	3

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		4
4.1	Organization and Corporate Power	4
4.2	Authorization; No Breach	4
4.3	Capitalization; Subsidiaries	4
4.4	Financial Statements	5
4.5	Absence of Undisclosed Liabilities	5
4.6	Absence of Certain Developments	6
4.7	Leased Real Property	7
4.8	Assets	7
4.9	Tax Matters	8
4.10	Contracts and Commitments	8
4.11	Proprietary Rights	9
4.12	Litigation	10
4.13	Employees	10
4.14	Employee Benefit Plans	11
4.15	Accounts Receivable	12
4.16	Accounts Payable	12
4.17	Client Engagement Letters	12
4.18	Insurance	12
4.19	Compliance with Laws; Permits; Certain Operations	13
4.20	Environmental Matters	13
4.21	Names and Locations	13
4.22	Clients	13
4.23	Brokerage	14
4.24	Affiliate Transactions	14

4.25	Solvency of Seller	14
4.26	Disclosures	14

ARTICLE V REPRESENTATIONS AND WARRANTIES OF MEMBERS		14
5.1	Power	14
5.2	Authorization; Valid and Binding Agreement	14
5.3	Noncontravention	15
5.4	Accredited Investor	15
5.5	Broker’s Fees	15
5.6	Litigation	15

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		16
6.1	Corporate Organization and Power	16
6.2	Authorization	16
6.3	Governmental Authorities and Consents	16
6.4	Brokerage	16
6.5	Litigation	16
6.6	Shares	16
6.7	Funding	17
6.8	SEC Documents	17

ARTICLE VII PRE-CLOSING COVENANTS		17
7.1	Conduct of the Business	17
7.2	Access	18
7.3	Regulatory Filings	18
7.4	Conditions	19
7.5	Exclusive Dealing	19
7.6	Tail Insurance	19
7.7	Notification	19

ARTICLE VIII CONDITIONS TO CLOSING		20
8.1	Conditions to Each Party’s Obligation to Effect the Closing	20
8.2	Conditions to Parent’s and Buyer’s Obligation	20
8.3	Conditions to Seller’s Obligations	21

ARTICLE IX POST-CLOSING COVENANTS		22
9.1	Employee Related Matters	22
9.2	Confidentiality	23
9.3	Sales and Transfer Taxes	23
9.4	Covenant Not to Compete, Solicit or Hire; Confidentiality	24
9.5	Use of Name	25
9.6	Collections	26
9.7	Rule 144	26

ARTICLE X INDEMNIFICATION		26
10.1	Survival of Representations and Warranties	26

- ii -

10.2	General Indemnification	26
10.3	Limits on Indemnification	27
10.4	Third Party Claims	28
10.5	Procedures Relating to Direct Indemnification Claims	29
10.6	Manner of Payment	29
10.7	Tax Treatment	29
10.8	Exclusive Remedy	30

ARTICLE XI TERMINATION		30
11.1	Termination	30
11.2	Effect of Termination	30

ARTICLE XII MISCELLANEOUS		31
12.1	Amendment and Waiver	31
12.2	Publicity	31
12.3	Notices	31
12.4	Expenses	32
12.5	Assignment	32
12.6	Severability	33
12.7	Interpretation	33
12.8	Entire Agreement	33
12.9	Counterparts	33
12.10	Governing Law	33
12.11	No Strict Construction	33
12.12	Specific Performance	34
12.13	No Third-Party Beneficiaries	34
12.14	Bulk Transfer Laws	34
12.15	Members’ Representative	34

- iii -

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 31, 2008, by and among (i) FTI SMC Acquisition LLC, a Maryland limited liability company (“Buyer”), (ii) FTI Consulting, Inc., a Maryland corporation (“Parent”), (iii) The Schonbraun McCann Consulting Group LLC, a New Jersey limited liability company (“Seller”), (iii) each of the individuals listed on Schedule I attached hereto (the “Members” and each a “Member”) and (v) Bruce Schonbraun, in his capacity as the Members’ Representative. Buyer, Parent, Seller and the Members are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, Seller is engaged in the business of providing entities in the real estate industry with financial advisory and consulting services, including, but not limited to, valuation services, lease consulting and cost segregation services (the “Business”);

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, all of the business, assets and properties, operating as a going concern, related to the operation of the Business;

WHEREAS, as of the Closing the Members and the other Persons listed in Schedule I will own all of the outstanding membership interests of Seller in the respective percentages set forth opposite the name of each such Member and other Person, and each Member is employed, directly or indirectly, by Seller; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Acquired Entity” shall mean the portion of the business and operations of a Person that are substantially the same as, or complementary to, the business and operations of the Business, which the Buyer or its Affiliates acquires in any merger, asset purchase, stock purchase or similar transaction (an “Acquisition”) after the Closing, and which Buyer, with the consent of the Members’ Representative (such consent not to be unreasonably withheld) agrees will become a part of the Business Unit upon consummation of such Acquisition.

“Acquired Entity EBITDA” shall mean, for any period, the EBITDA generated by an Acquired Entity calculated in a manner consistent with the calculation of EBITDA of the Business Unit.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934.

“controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if any Person owns 10% or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

“Base Collection Amount” means the sum of (i) the amount of current liabilities reflected on the Estimated Closing Statement, (ii) $9,000,000 and (iii) 50% of the Working Capital Surplus, less the amount of pre-paid expenses and security deposits reflected on the Estimated Closing Statement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which State of Maryland or State of New York government offices are required or authorized by law to be closed in the City of Baltimore or Borough of Manhattan, respectively.

“Business Employees” means all of Seller’s employees as of the Closing Date that provide services related to the Business, including all active employees and inactive employees as of the Closing Date for any reason (including as a result of leave of absence, disability or illness), other than those employees identified on Schedule 1.1.

“Business Marks” means all Marks that use or incorporate the words “SCHONBRAUN MCCANN,” and all translations, adaptations, derivations and combinations thereof (including initials and acronyms) for use in connection with the Business.

“Business Unit” shall mean that portion of the business and operations of the Buyer consisting of the Business, as it may develop after the Closing Date, together with the business and operations of any Acquired Entities.

“Business Unit EBITDA” means the EBITDA of the Business Unit for each period during the Earn-out Period, provided, that for purposes of the earn-out calculations in Section 3.4, (x) directly allocable expenses and costs incurred or accrued by the Buyer Parties with respect to the business and operations of the Business Unit, to the extent not already reflected in the EBITDA calculation in such applicable period, shall be included as expenses and costs of the Business Unit in such period, (y) a ratable overhead allocation consistent with Parent’s practices for each of its business segments, to the extent not already reflected in the EBITDA calculation in such applicable period, shall be included as expenses and costs of the Business Unit in such period and (z) EBITDA of the Business Unit for any fiscal year shall be (A) increased by an amount equal to a percentage to be agreed by Buyer and Seller of any consolidated revenue of Buyer that does not constitute revenue of the Business Unit in the relevant period but that Buyer determines was attributable to referral efforts of the Business Unit and (B) decreased by an amount equal to a percentage to be agreed by Buyer and Seller of any consolidated revenue of the Business Unit in the relevant period that Buyer determines was attributable to referral efforts by businesses of Buyer other than the Business Unit (in each case under clauses (z)(A) and (z)(B) Buyer’s determinations of whether revenue is attributable to referral efforts shall be reasonable and made in good faith on a consistent basis); and provided further that for any relevant period in which the Acquisition of the Acquired Entity has been completed and for each subsequent period during the Earn-out Period, (i) there shall be a charge against Business Unit EBITDA in an amount equal to Parent’s ***, determined annually, of the aggregate capital value for such Acquisition, including any earn-out obligation (such charge to be pro rated with respect to an Acquisition for any partial fiscal year), and (ii) the Business Unit EBITDA shall include Acquired Entity EBITDA of the Acquired Entity (for the year of such acquisition, only Acquired Entity EBITDA that is generated following the acquisition of an Acquired Entity).

“Buyer Parties” means Parent, Buyer and their respective Affiliates and each of their respective members, shareholders, officers, directors, managers, employees, agents, representatives, successors and assigns.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.).

“Client” means any Person for whom, with which, or for the benefit of whom, directly or indirectly, (A) Seller or its Subsidiaries has or has had a contract, engagement, arrangement, purchase order or other agreement (whether written or oral), to provide services, or has provided any services, within the twenty-four (24) months immediately prior to the Closing Date and (B) with respect to any Member, such Member performed services, conducted business, or acquired any Confidential Information about through Seller or any of its Subsidiaries.

“Closing Cash Payment” means an amount in cash equal to the remainder of (i) $100,000,000 (as adjusted in accordance with Section 3.3(a)(ii)), less (ii) the Debt Payoff Amount.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Common Stock” means the common stock of Parent.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the products, services and/or research and/or development of the Business and/or its suppliers, distributors, customers, independent contractors and/or other business relations. Confidential Information includes, but is not limited to, the following: business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information, business plans, lease structure, projections, prospects, or opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, proposals, response to any request for proposal, any other confidential and proprietary information, and any other information not generally known outside the Seller that may be of value to the Seller, but excludes any information already properly in the public domain. Confidential Information also includes confidential and proprietary information and trade secrets that third parties entrust to Seller in confidence. Confidential Information shall not include any information that (i) is already public knowledge or becomes public knowledge after Closing through no fault of Seller, any Member or any of their respective Affiliates, directors, officers, employees, agents, representatives, or advisers or (ii) must be disclosed pursuant to applicable law, court order or pursuant to the request of a governmental authority.

“Earn-out Consideration Percentage Interest” means, for each Member, the percentage interest of such Member in the Earn-out Consideration, as set forth on Schedule 4.3.

“EBITDA” shall mean net income of the Business, determined in accordance with GAAP, consistently applied, plus interest expense, income Taxes, depreciation and amortization; excluding, however, the effect of the following items: (i) expenses directly or indirectly incurred by Buyer or Parent in connection with the acquisition of the Business, including any financing or refinancing and the Cash Consideration, Share Consideration and Earn-out Consideration and preparation of the Working Capital Statement (and resolution of any dispute thereof and any adjustment to Net Working

Capital as provided in Section 3.4(b)); (ii) expenses relating to stock, stock options, stock appreciation rights or similar rights or compensation granted to employees of the Business Unit; and (iii) any item of gain, loss, income or expense resulting from a change in the accounting methods, principles or practices of the Business Unit or a change in GAAP or any GAAP election or treatment not made or utilized by Seller in the preparation of the Seller Financial Statements (to the extent such Seller Financial Statements have been prepared in accordance with GAAP).

“EBITDA Hurdle” shall mean, for each date of determination during the Earn-Out Period, the sum of (i) Target EBITDA, plus (ii) any EBITDA Shortfall.

“EBITDA Shortfall” means, for each full or partial fiscal year prior to the date of determination, the amount by which the cumulative Target EBITDA exceeds the cumulative Business Unit EBITDA.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, regulations, ordinances, codes and other provisions having the force and effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of, or exposure to, any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as previously, now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that, together with either Seller, is treated as a single employer under Section 414 of the Code.

“Excess Losses” means, as of any date of determination, the amount by which (x) Losses potentially resulting from all pending claims for indemnification pursuant to Article X exceeds (y) the aggregate value of the Share Consideration (based on the greater of the Closing Date Value and the value of such Share Consideration as of the date of determination) that has not been either released to the Seller (or its Members) or cancelled to satisfy Losses made by the Buyer Parties.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Earn-out Period” means that portion of fiscal year 2013 between January 1 and the Business Day immediately prior to the anniversary of the Closing Date.

“Forfeiture Event” means, with respect to any Member, (i) such Member becoming employed by or a partner in or consultant to any Competing Business, (ii) such Member soliciting Clients, Prospective Clients or employees of the Buyer or any of its Subsidiaries for the benefit of a Competing Business, (iii) such Member willfully or deliberately disclosing Confidential Information in violation of Section 9.4, or (iv) such Member breaching or violating the terms of any nonsolicitation, noncompetition or confidentiality provisions in an employment agreement with Buyer (or one of its Affiliates) applicable to such Member.

“GAAP” means Unites Stated generally accepted accounting principles, as in effect from time to time.

“Indebtedness” means (i) any indebtedness for borrowed money; (ii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iii) any liabilities or obligations for the deferred purchase price of property or services with respect to which Seller or its Subsidiaries are liable, contingently or otherwise, as obligor or otherwise (other than account payables which are not more than thirty (30) days past due and which are recorded on the Closing Statement and included in the calculation of Net Working Capital); (iv) any commitment by which Seller or its Subsidiaries assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (v) any indebtedness guaranteed in any manner by Seller or its Subsidiaries (including guarantees in the form of an agreement to repurchase or reimburse); (vi) any indebtedness or liabilities secured by a Lien (other than Permitted Liens arising by operation of law) on Seller’s assets; (vii) any amounts owed by Seller or any of its Subsidiaries to any Person under any noncompetition or consulting arrangements; (viii) any amounts owed to Affiliates of Seller, (including intercompany trade and accounts payable); and (ix) all issued but uncleared checks issued by Seller or its Subsidiaries that are outstanding as of the Closing Date.

“Ineligible Member” means, with respect to each Member, a Forfeiture Event with respect to such Member has occurred on or prior to the applicable date of payment of the Earn-out Consideration.

“Knowledge” and terms of similar import mean, with respect to Seller, the actual knowledge of Bruce Schonbraun, Stephen McCann, Jahn Brodwin, Larry Portal and Ingrid Noone, after making reasonable inquiry.

“Lien” or “Liens” means any lien (statutory or otherwise), hypothecation, encumbrance, claim, liability, security interest, interest, mortgage, pledge, restriction, charge, instrument, license, preference, priority, security agreement, easement, covenant, encroachment, option, Tax (including foreign, federal, state and local Tax), order of any Governmental Authority, of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Loss” means any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and the enforcement of any rights hereunder), but excluding punitive damages, exemplary damages and consequential damages, including damages on account of lost profits and lost opportunities (except as an Indemnified Party may be required to pay to a third-party as a result of any Third-Party Claims (as defined below) subject to indemnification).

“Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), results of operations of the Seller, its Subsidiaries or the Business, taken as a whole, or (ii) Seller’s ability to consummate the transactions contemplated hereby.

“Net Working Capital” means an amount determined as of the Closing, equal to the amount of all receivables (net of reserves), work in progress, prepaid expenses and security deposits included in the Purchased Assets less an amount equal to the sum of all accounts payable, deferred income and any other current liabilities included in the Assumed Liabilities, in each case to the extent that such items are characterized as current assets and current liabilities in accordance with GAAP, consistently applied, except that security deposits shall be included in the Net Working Capital regardless of such characterization.

“Noncompete Period” means, for each Member, a period of five years following the Closing Date; provided that if such Member’s employment with Buyer (or its Affiliates) is terminated by Buyer (or its Affiliates) without Cause or by such Member for Good Reason (as such terms are defined in his or her employment agreement with Buyer), then the Noncompete Period shall lapse at such time (or if later, the end of a period covered by a payment) that Buyer (or its Affiliates) ceases to pay the severance required to be paid to such Member under the terms of his or her employment agreement.

“Other Members” means each of Scott Tannenbaum and Mark Rubin.

“Percentage Interest” means, for each Member, the product (expressed as a percentage) of (i) the quotient of (y) the Share Consideration Percentage Interest of such Member, divided by (z) the Share Consideration Percentage Interest of all Members, multiplied by (ii) 100.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Proprietary Rights” means any and all of the following in any jurisdiction throughout the world: (a) all inventions (whether or not patentable or reduced to practice), all improvements thereto, all patents and patent applications, and all patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith; (b) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, and all other indicia of origin, together with all translations, adaptations, derivations and combinations thereof (including initials or acronyms), all applications, registrations, and renewals in connection therewith, and all goodwill associated with any of the foregoing (collectively, the “Marks”); (c) all works of authorship (whether or not copyrightable), copyrights (including “look-and-feel”), database rights, and all applications, registrations, and renewals in connection therewith; (d) all trade secrets, know-how, technologies, processes, techniques, protocols, methods, formulae, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, and confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all software (including source code, executable code, systems, tools, data, databases, firmware, and related documentation); (f) all other proprietary and intellectual property rights; and (g) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“Prospective Client” means any Person for whom, from which, or for the benefit of whom, directly or indirectly, (A) Seller solicited or attempted to solicit any business or to which Seller has submitted any written or oral bid or proposal to provide services or information or conduct business, within the twenty-four (24) months immediately prior to the Closing Date and (B) with respect to any Member, such Member performed services, conducted business, or acquired any Confidential Information about through the Seller.

“Restriction Termination Date” means, with respect to all or any portion of the Common Stock held on behalf of a Member, the later of (i) the date on which all of the transfer restrictions and other restrictions with respect to such Member under the Restricted Stock Agreements are terminated and (ii) the date when such Common Stock first becomes eligible for sale under the Securities Act (without regard to Section 144(e) of the rules promulgated thereto).

“SEC” means the United States Securities and Exchange Commission

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934.

“Securities Act” means the Securities Act of 1933, as amended. .

“Share Consideration Percentage Interest” means, for each Member, the percentage interest of such Member in the Share Consideration and Cash Consideration, as set forth on Schedule 4.3.

“Shared Services Agreement” means the Amended and Restated Shared Services Agreement dated as of January 1, 2007 between the Seller and SMG LLP.

“SMG LLP” means The Schonbraun McCann Group LLP, a New Jersey limited liability partnership which is an Affiliate of and under common ownership and control with the Seller and provides audit and attest services.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Target EBITDA” shall mean, for any fiscal year, *** (pro rated for any partial fiscal year).

“Target Working Capital” means $9,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property (including general and special real estate taxes and assessments, special service area charges, tax increment financing, charges, payments in lieu of taxes and similar charges and assessments), windfall profits, environmental (including tax under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, foreign or domestic withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner including any interest, penalties or additions to Tax or additional amounts with respect to the foregoing whether disputed or not.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Working Capital Deficit” means the amount by which the Estimated Working Capital, as determined in accordance with Section 3.3(a)(i), is less than the Target Working Capital.

“Working Capital Surplus” means the amount by which the Estimated Working Capital, as determined in accordance with Section 3.3(a)(i), exceeds the Target Working Capital.

1.2 Additional Definitions. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Term	Article/Section
Accounting Referee	3.3(b)(ii)
Agreement	Preamble
Assumed Contracts	2.1(a)(iv)
Assumed Liabilities	2.2(a)
Basket Amount	10.3(a)
Business	Recitals
Buyer	Preamble
Capital Interests	4.3(a)
Cash Consideration	3.2(a)
Claim Dispute Notice	10.5
Closing	3.1
Closing Date	3.1
Closing Date Value	3.2(a)
Closing Working Capital	3.3(b)(i)
Collection Period	3.3(a)(iii)
Competing Business	9.4(a)
Direct Claim Notice	10.5
Earn-out Consideration	3.4(a)
Earn-out Dispute Notice	3.4(c)
Earn-out Period	3.4(a)
Estimated Closing Statement	3.3(a)(i)
Estimated Working Capital	3.3(a)(i)
Excluded Assets	2.1(b)
Excluded Liabilities	2.2(b)
Final Working Capital	3.3(b)(ii)
Fundamental Representations	10.1
Governmental Authority	4.2(b)
HSR Act	8.1(b)
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Latest Balance Sheet	4.4
Leased Real Property	4.7(a)
Leases	4.7(a)
Marks	1
Material Contracts	4.10(a)
Member	Recitals
Notice of Disagreement	3.3(b)(ii)
Objection Period	3.3(b)(ii)
Party/Parties	Preamble
Permitted Liens	4.8(a)
Purchase Price	3.2(a)

Term	Article/Section
Purchased Assets	2.1(a)
Release Date	3.2(c)(ii)
Restricted Persons	9.4(e)
Restricted Stock Agreements	3.2(c)(ii)
Restrictive Covenants	9.4(e)
Seller	Preamble
Seller Employee Benefit Plan	4.14(a)
Seller Proprietary Rights	4.11(a)
Seller Systems	4.11(e)
Share Consideration	3.2(a)
Stock Floor Guaranty	3.2(c)
Third Party Claim	10.4(a)
Transferred Employees	9.1(a)
Working Capital Statement	3.3(b)(i)

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

2.1 Basic Transaction.

(a) Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer on the Closing Date, all right, title and interest of Seller (and its Subsidiaries) in and to the assets, properties, rights, titles and interests of every kind and nature owned, licensed or leased by Seller and its Subsidiaries (including indirect and other forms of beneficial ownership) as of the Closing Date (except to the extent constituting Excluded Assets pursuant to Section 2.1(b)), which are used or intended for use in the Business, whether tangible or intangible, real or personal and wherever located and by whomever possessed (collectively, the “Purchased Assets”), free and clear of all Liens (other than Permitted Liens), including the following:

(i) all notes receivable, accounts receivable and work in progress to the extent such items are recorded on the Working Capital Statement and are included in the calculation of the Net Working Capital;

(ii) all client work and client work product related to the Business that has been performed or is in the process of being performed on the Closing Date;

(iii) all Proprietary Rights and Business Marks which in either case are owned by, issued to, licensed or used by Seller, along with all of Seller’s interest in income, royalties, damages and payments accrued, due or payable to Seller as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof by third parties, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world);

(iv) all contracts, agreements, leases, instruments, obligations, arrangements or other understandings (whether written or oral), including amendments and supplements, modifications, and side letters or agreements, related to the Business to the extent included in Schedule 2.1(a)(iv) (collectively, the “Assumed Contracts”);

(v) all leasehold improvements and all machinery, equipment (including all vehicles, testing equipment and office equipment), fixtures, trade fixtures, computers and related software, and furniture located in any building, office or other space leased, owned or occupied by Seller or in any warehouse or other storage facility where any of Seller’s properties and/or assets may be located;

(vi) all office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of Seller of any kind located in any building, office or other space leased, owned or occupied by Seller or in any warehouse or other storage facility where any of Seller’s properties and/or assets may be located;

(vii) all credits, prepaid expenses, deferred charges, advance payments, security deposits and other prepaid items of Seller;

(viii) all claims, refunds, credits, causes of action, choses in action, rights of recovery and rights of set-off of Seller of any kind;

(ix) all lists, records and other information pertaining to accounts and referral sources; all lists, records and other information pertaining to suppliers and customers; and all drawings, reports, studies, plans, books, ledgers, files and business and accounting records of every kind (including all financial, business, sales and marketing plans and information); in each case whether evidenced in writing, electronic data, computer software or otherwise;

(x) all advertising, marketing and promotional materials, all archival materials and all other printed or written materials;

(xi) all permits, licenses, certifications, authorizations, approvals and similar rights from all permitting, licensing, accrediting and certifying agencies (including all of the foregoing listed or described on Schedule 2.1(a)(xii)), and the rights to all data and records held by such agencies;

(xii) all goodwill as a going concern and all other intangible property; and

(xiii) all other properties, assets and rights owned by Seller as of the Closing Date, or in which Seller has an interest, and which are not otherwise Excluded Assets.

(b) Excluded Assets. Notwithstanding the foregoing, the following properties, assets and rights (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

(i) all cash and cash equivalents of Seller, but excluding any security deposits;

(ii) all ownership interests in Seller;

(iii) Seller’s certificate of formation, operating agreement, qualifications to conduct business as a foreign entity, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books and other documents relating solely to the organization, maintenance and existence of each Seller as a limited liability company;

(iv) claims for and rights to receive Tax refunds with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, and Tax Returns with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, and any notes, worksheets, files or documents relating thereto;

(v) the Purchase Price and all other rights of Seller under or pursuant to this Agreement and the Schedules attached hereto and any other agreements entered into by Seller pursuant to this Agreement;

(vi) insurance policies owned or maintained by Seller on the lives of any Members, and the cash surrender values and prepaid premiums with respect to such policies;

(vii) any Seller Employee Benefit Plans and interests therein; and

(viii) all other assets and properties of Seller specifically listed or described on the Excluded Assets Schedule.

2.2 Assumption of Liabilities.

(a) Assumed Liabilities. Subject to the conditions set forth in this Agreement, in addition to the Purchase Price and as additional consideration for the Purchased Assets, as of the Closing to the extent such liabilities relate to the Business, Buyer shall assume only the following debts, liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):

(i) except as otherwise provided in Section 2.2(b) below, all of Seller’s accounts payable (but only to the extent such items are not more than thirty (30) days past due and are recorded on the Working Capital Statement and are included in the calculation of the Net Working Capital);

(ii) Seller’s obligations under the Assumed Contracts to the extent arising after the Closing Date, but only to the extent such Assumed Contracts are assigned to Buyer or Buyer otherwise receives the rights and benefits of such Assumed Contracts pursuant to Section 3.7 below, and specifically excluding any liability or obligation relating to or arising out of such Assumed Contracts as a result of (A) any breach of such Assumed Contracts occurring on or prior to the Closing Date (subject to Section 10.2(a)(i)(6)), except for any such breach due to the failure to obtain consent to assignment of any such Assumed Contract to the Buyer), (B) any violation of law, breach of warranty, tort or infringement occurring on or prior to the Closing Date; or (C) any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand that arises as a result of a matter referred to in clause (A) or clause (B) above or that is filed prior to the Closing Date; and

(iii) all liabilities and obligations arising from Buyer’s operation of the Purchased Assets or the Business after the Closing Date.

(b) Liabilities Not Assumed. Notwithstanding anything to the contrary in this Agreement, except for the Assumed Liabilities, Buyer shall not assume or in any way become liable for any of Seller’s debts, liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether related to the Business or the Purchased Assets and whether disclosed on the Schedules attached hereto, and regardless of when or by whom asserted, including all of the following (collectively referred to herein as the “Excluded Liabilities”):

(i) any of Seller’s liabilities or obligations under this Agreement, the Schedules attached hereto and any other agreements entered into by Seller in connection with the transactions contemplated by this Agreement;

(ii) any of Seller’s liabilities or obligations for expenses, fees or Taxes incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby (including all attorneys’ and accountants’ fees, brokerage fees and transfer Taxes), except for the portion of the Taxes to be paid by Buyer pursuant to Section 9.3 hereof;

(iii) any liability or obligation of Seller for Taxes for any period without regard to whether such Taxes relate to periods (or portions thereof) ending on or prior to the Closing Date, except for the portion of the Taxes to be paid by Buyer pursuant to Section 9.3 hereof;

(iv) any liability or obligation under or with respect to Seller Employee Benefit Plans or any other employee benefit plan, program, policy or arrangement presently or formerly maintained or contributed to by Seller or its ERISA Affiliates, or with respect to which Seller or any such ERISA Affiliate has any liability;

(v) any liability or obligation with respect to any products that were marketed or sold or services that were performed prior to the Closing, including professional or product liability, infringement claims and any related claims and litigation arising prior to, on or after the Closing Date;

(vi) any of Seller’s liabilities or obligations for vacation pay, sick pay or holiday pay (except to the extent reflected on the Working Capital Statement and taken into account in the determination of Net Working Capital), salary, bonuses (including bonuses paid in connection with the consummation of the transactions contemplated hereby) or other payments or liabilities of any kind to any Business Employees or current or former employee of Seller, including any liabilities or obligations arising prior to the Closing with respect to the exempt or non-exempt status of any Business Employee;

(vii) any liability or obligation relating to workers’ compensation claims which were filed or presented on or before the Closing Date or which are filed or presented after the Closing Date but relate to claims and/or injuries first arising on or before the Closing Date;

(viii) any of Seller’s liabilities or obligations arising (A) by reason of any violation or alleged violation of any federal, state, local or foreign law or any requirement of any Governmental Authority, (B) by reason of any breach or alleged breach by Seller of any agreement, contract, lease, license, commitment, instrument, judgment, order or decree, except (subject to Section 10.2(a)(i)(6)) for any breach of an Assumed Contract due to the failure to obtain consent to assignment of any such Assumed Contract to the Buyer, or (C) under any Environmental and Safety Requirements;

(ix) any of Seller’s liabilities or obligations relating to any legal action, proceeding or claim arising out of or in connection with Seller’s or any of its Subsidiary’s conduct of the Business, any other conduct of Seller, Seller’s officers, directors, employees, consultants, agents or advisors on or prior to the Closing Date, and any liabilities or obligations arising under the Shared Services Agreement;

(x) any of Seller’s liabilities or obligations for Indebtedness to the extent not included in Final Working Capital, except that Buyer shall assume Seller’s liabilities and obligations accruing from and after the Closing under personal property leases identified in Schedule 2.1(a)(iv);

(xi) any liabilities or obligations in respect of any of the Excluded Assets (including under any contracts, leases, commitments or understandings related thereto);

(xii) any of Seller’s liabilities or obligations which Buyer may become liable for as a result of or in connection with the failure by Buyer or Seller to comply with any bulk sales or bulk transfers laws or as a result of any “de facto merger” or “successor-in-interest” theories of liability; and

(xiii) the liabilities specifically identified and described on Schedule 2.2(b)(xiii) attached hereto.

For purposes of this Section 2.2(b), “Seller” shall be deemed to include all Affiliates and Subsidiaries of Seller and any predecessors to Seller and any Person with respect to which Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). Seller hereby acknowledges that it is retaining the Excluded Liabilities, to the extent applicable, and Seller shall pay, discharge and perform all such liabilities and obligations promptly when due.

2.3 Further Transfers; Transition Assistance. Seller shall execute and deliver such instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets, the assumption by Buyer of the Assumed Liabilities and the conduct by Buyer of the Business (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection therewith), and Seller shall execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets and its ability to conduct the Business. Buyer shall execute and deliver such instruments of assumption and other document as Seller may reasonably request to effect, consummate, confirm or evidence the assumption by Buyer of the Assumed Liabilities. Following the Closing, Seller and Buyer agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and other Tax Returns with respect to the Business; provided that Seller and Buyer, as applicable, shall reimburse the other for such other Party’s reasonable out-of-pocket expenses in connection therewith. Seller agrees that subsequent to the Closing it shall refer all Client and Prospective Client inquiries with respect to the Business to Buyer.

ARTICLE III

PURCHASE PRICE; CLOSING

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, NY 10022, at 10:00 a.m., local time, on the Business Day following satisfaction or waiver of all of the conditions to the Closing set forth in Article VIII (other than those that by their nature can and will be satisfied only at the Closing), or such other date as the Parties may mutually agree upon in writing (the “Closing Date”).

3.2 Purchase Price; Payments at Closing.

(a) Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall consist of the Cash Consideration and the Share Consideration. The “Cash Consideration” shall be equal to $100,000,000, plus the right to additional cash payment as and to the extent set forth in Section 3.4. The “Share Consideration” shall consist of the number of shares of Common Stock equal to the quotient obtained by dividing (x) $25,000,000 by (y) the average of the daily closing prices per share of the Common Stock on the New York Stock Exchange, as reported in the Wall

Street Journal for the five (5) consecutive trading days prior to (and not including) the Closing Date (such average, the “Closing Date Value”). No fraction of a share of Common Stock shall be issued, and each fractional share thereof shall be rounded to the nearest whole number.

(b) Outstanding Indebtedness. No later than three (3) Business Days prior to the Closing Date, Seller shall furnish to Buyer customary payoff letters from all financial institutions and other Persons to which any Indebtedness of the Seller is outstanding (other than the personal property leases set forth on Schedule 2.1(a)(iv)), which payoff letters shall indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment or similar payments, expenses and other obligations related to such Indebtedness as of the Closing Date (the “Debt Payoff Amount”). Seller shall at Seller’s election have the option to pay the Debt Payoff Amount directly out of Seller’s own funds in advance of Closing rather than have the Debt Payoff Amount paid by Buyer and Parent out of the Cash Consideration at Closing, in which case Seller shall provide evidence of such payment to Buyer.

(c) Payments at Closing.

(i) At the Closing, Buyer and Parent (jointly and severally) shall (i) pay to Seller the Closing Cash Payment by wire transfer of immediately available funds to an account designated by the Seller at least two Business Days prior to Closing and (ii) pay the Debt Payoff Amount to the payees thereof by wire transfer of immediately available funds to the respective accounts designated in the payoff letters with respect thereto. Any portion of the Cash Consideration distributed by the Seller to its Members and Other Members shall be in accordance with the Members’ and Other Members’ respective Share Consideration Percentage Interest.

(ii) The Share Consideration shall be subject to certain restrictions set forth in the Restricted Stock Agreements dated as of the Closing Date by and among Parent, Seller and each of the Members (the “Restricted Stock Agreements”). At the Closing, the Share Consideration shall be issued by Parent in the name of the Seller (for the account of the Members and Other Members in accordance with their respective Share Consideration Percentage Interest), but shall be retained by Parent until the respective dates upon which such Share Consideration is no longer subject to restriction under the corresponding Restricted Stock Agreement (the release date of such Share Consideration, the “Release Date”). Buyer and Parent shall deliver to the Seller for the benefit of the Members and the Other Members (in accordance with their respective Share Consideration Percentage Interests) the Share Consideration on their applicable Release Dates, to the extent not cancelled pursuant to Section 10.6, provided that if on or prior to an applicable Release Date any claim by a Buyer Party has been made that could result in Excess Losses and Buyer has notified the Members’ Representative of such in writing, then there shall be withheld on such applicable Release Date such amount of the Share Consideration (as determined as follows: (i) if such Share Consideration is subject to the Stock Floor Guaranty (as defined in the Restricted Stock Agreement), the greater of (x) the per share closing price of the Common Stock on the New York Stock Exchange, as reported in the Wall Street Journal on such Release Date (or if the New York Stock Exchange is not open for trading on such date, the preceding trading date) or (y) the Closing Date Value; or (ii) if such Share Consideration is not subject to the Stock Floor Guaranty under the Restricted Stock Agreement, the per share closing price of the Common Stock on the New York Stock Exchange, as reported in the Wall Street Journal on such Release Date (or if the New York Stock Exchange is not open for trading on such date, the preceding trading date)) necessary to cover all Excess Losses, and such withheld amount (or the applicable portion thereof) shall either be cancelled to satisfy a Loss suffered by a Buyer Party or released to Seller for the benefit of the Members (or those of the Members as shall be designated by Seller), as appropriate based upon final resolution of each such claim in accordance with the terms of Article X hereof.

3.3 Purchase Price Adjustment.

(a) Estimated Working Capital.

(i) Seller shall prepare in good faith and deliver to Buyer, not more than five (5) days prior to the Closing Date, a statement (the “Estimated Closing Statement”) of the estimated Net Working Capital of the Seller as of the Closing Date (the “Estimated Working Capital”), together with a reasonably detailed worksheet (and supporting schedules) setting forth the calculation of the Estimated Working Capital, which shall be reasonably acceptable to Buyer; provided, however, that Buyer’s belief that the Estimated Closing Statement and calculation of the Estimated Working Capital is reasonable when given shall not foreclose, prevent, limit or preclude any rights or remedy of Buyer set forth herein. The Seller shall provide Buyer with reasonable access to the books and records (including financial statements) of the Seller to verify the Estimated Closing Statement and the balance sheet items reflected thereon.

(ii) The Cash Consideration payable at the Closing pursuant to Section 3.2 shall be (x) increased by fifty percent (50%) of the Working Capital Surplus or (y) decreased by the Working Capital Deficit.

(iii) If and to the extent there is a Working Capital Surplus, then following such time that Buyer receives cash from gross collections of accounts receivable and work in progress included on the Estimated Closing Statement and prior to December 31, 2008 (the “Collection Period”) in an amount equal to the Base Collection Amount, Buyer and Parent (jointly and severally) shall, on a monthly basis, pay to Seller amounts collected in respect of remaining accounts receivable and work in progress included in Estimated Working Capital until an aggregate amount equal to the Working Capital Surplus (including the portion of the Working Capital Surplus paid pursuant to Section 3.3(a)(ii) above) has been paid to Seller. Buyer’s obligation to collect such accounts receivable and work in progress shall not extend to the institution of litigation, employment of counsel, or any other extraordinary means of collection, and Buyer shall not incur or cause to be incurred any collateral or outside fees, costs or charges in connection with its efforts at collection of such accounts receivable or work in progress without first having obtained the authorization in writing of Seller. During the Collection Period, unless authorized by Buyer, neither Seller nor its agents shall make any solicitation for collection purposes or institute litigation for the collection of any amounts due thereunder.

(b) Final Working Capital.

(i) Within 60 days following December 31, 2008, Buyer shall prepare and deliver to the Members’ Representative a statement (the “Working Capital Statement”) of the Net Working Capital of the Seller as of the Closing Date (the “Closing Working Capital”), which shall include a reasonably detailed worksheet setting forth a calculation of Closing Working Capital. For purposes of preparing the Working Capital Statement, any accounts receivable of the Seller existing as of the Closing Date that were included in the calculation of Estimated Working Capital but have not been paid to the Buyer prior to delivery of the Working Capital Statement, and any work in progress of the Seller existing as of the Closing Date that has not been converted to accounts receivable and paid to the Buyer prior to delivery of the Working Capital Statement, shall be disregarded (and not included as current assets) for purposes of calculating the Net Working Capital pursuant to this Section 3.3(b). If requested by the Members’ Representative in writing, Buyer will provide the Members’ Representative with all work papers in the possession of Buyer used in preparation of the Working Capital Statement.

(ii) The Members’ Representative shall have thirty (30) days following delivery of the Working Capital Statement (the “Objection Period”) to accept or dispute the accuracy of the Working Capital Statement. If the Members’ Representative has not given any such written notice to Buyer on or prior to the expiration of the Objection Period, the Members’ Representative shall be deemed to have accepted the accuracy of the Working Capital Statement, and the Closing Working Capital shall be deemed to be the final amount of Net Working Capital as of the Closing Date as set forth in the Working Capital Statement (the “Final Working Capital”). If the Members’ Representative disputes the accuracy of the Working Capital Statement, the Members’ Representative shall in the notice of such dispute set forth in reasonable detail those items that the Members’ Representative believes are not fairly presented or calculated and the reasons for such opinion. The Parties shall then meet and in good faith try to resolve their disagreements over the disputed items. If the Parties resolve their disagreements in accordance with the foregoing sentence, the Closing Working Capital with those modifications, if any, to which the Parties shall have agreed shall be deemed to be the Final Working Capital. If the Parties have not resolved their disagreements over the disputed items within twenty (20) days after the Members’ Representative provides notice of dispute, the Parties shall forthwith jointly submit a written notice of the disputed items (the “Notice of Disagreement”) to an accounting expert that is reasonably satisfactory to the Buyer and Seller (the “Accounting Referee”). The Accounting Referee shall determine, based solely on the provisions of this Agreement and the presentations by Buyer and the Members’ Representative and their respective representatives, and not by independent review, only the appropriate amount, inclusion or omission of the disputed items, and shall modify the Working Capital Amount to conform to its determination within thirty (30) days after it has been engaged. In resolving any disputed item, the Accounting Referee: (x) shall limit its review to matters specifically set forth in the Notice of Disagreement as a disputed item, (y) shall further limit its review to whether the Closing Working Capital is mathematically accurate and has been prepared in accordance with the definition of Working Capital and (z) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The determination of the Accounting Referee shall not, in the absence of manifest error, be subject to contest. The fees and expenses of the Accounting Referee shall be borne by the Party whose claimed Net Working Capital, as set forth on the Working Capital Statement or Notice of Disagreement, as applicable, was further from the Final Working Capital, as determined by the Accounting Referee.

(iii) Within three (3) Business Days after the final determination of the Final Working Capital, in accordance with Section 3.3(b)(ii) above,

(A) to the extent the Final Working Capital is less than the Target Working Capital, then Seller and the Members, in accordance with Section 3.3(b)(iv) shall pay, or cause to be paid, to the Buyer the following amounts, if any:

(1) if there was no Working Capital Deficit or Working Capital Surplus, then an amount equal to the remainder of (x) Target Working Capital minus (y) the Final Working Capital;

A mark of *** on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities and Exchange Act of 1934.

(2) if there was a Working Capital Deficit, an amount equal to the remainder of (x) Estimated Working Capital, minus (y) the Final Working Capital;

(3) if there was a Working Capital Surplus, an amount equal to (x) the remainder of (i) Target Working Capital, minus (ii) the Final Working Capital, plus (y) the amount of any Working Capital Surplus that was actually paid to Seller (or its Members) pursuant to Section 3.3(a)(ii) and Section 3.3(a)(iii); and

(B) to the extent the Final Working Capital is greater than the Estimated Working Capital, then Buyer and Parent (jointly and severally) shall pay to the Seller (for the account of the Members and Other Members in accordance with their respective Share Consideration Percentage Interest) the following amounts, if any:

(1) if there was no Working Capital Deficit or Working Capital Surplus, then an amount equal to the remainder of (x) Final Working Capital, minus (y) the Target Working Capital;

(2) if there was a Working Capital Surplus, an amount equal to the remainder of (x) the Final Working Capital, minus (y) Estimated Working Capital; and

(3) if there was a Working Capital Deficit, an amount equal to the remainder of (x) Final Working Capital, minus (y) the Estimated Working Capital.

(iv) All payments pursuant to this Section 3.3(b) shall be net of any collected but unpaid amounts under Section 3.3(a)(iii) above, and shall be made by wire transfer of immediately available funds to an account designated in advance by the Members’ Representative or Buyer, as applicable, following final determination of the Net Working Capital in accordance with Section 3.3(b)(ii) above. The obligation of Seller and the Members to make any payment pursuant to Section 3.3(b)(iii)(A) shall, as between Seller, on the one hand, and the Members as a group, on the other hand, be joint and several, but shall, as between and among the individual Members themselves, be several (in accordance with their respective Percentage Interests) and not joint.

3.4 Earn-out Consideration. In addition to the Cash Consideration and Share Consideration, the Seller shall be entitled to additional consideration as follows:

(a) If the Business Unit EBITDA for any of (1) the portion of fiscal year 2008 between the Closing Date and December 31, 2008, (2) each fiscal year ending December 31 for each of the calendar years 2009 through 2012 and (3) the Final Earn-out Period (collectively, the “Earn-out Period”) exceeds the EBITDA Hurdle for such period, then the Seller shall be entitled to receive additional consideration equal to *** of such excess (the “Earn-out Consideration”); provided that in no event shall the aggregate amount of Earn-out Consideration payable to Seller exceed $37,500,000. Any Earn-out Consideration payable hereunder shall be subject to the following:

(i) to the extent any Earn-Out Consideration is payable directly to the Seller, such amount shall be reduced by an amount equal to the Earn-out Consideration calculated in accordance with this Section 3.4 for the relevant period multiplied by the aggregate Earn-Out Consideration Percentage Interests of the Ineligible Members, if any, and prior to any such payment, Seller shall certify in writing to the Buyer that no portion of such payment shall be distributed to any such Ineligible Member; and

(ii) to the extent any Earn-Out Consideration is payable directly to the Members (upon prior written direction of the Members’ Representative), the amount payable shall be made severally to the Members in accordance with their respective Earn-out Consideration Percentage Interests, provided that no Ineligible Member shall receive his or her allocable portion of the Earn-Out Consideration.

(b) With respect to each period during the Earn-out Period, (x) for each period other than the Final Earn-out Period, no later than 10 days after the filing of Parent’s annual report on Form 10-K with the SEC for such period or, if such report is not timely filed by Parent, no later than 120 days after the end of such fiscal year and (y) with respect to the Final Earn-out Period, no later than 10 days following the filing of Parent’s quarterly report on Form 10-Q with the SEC for such period, or, if such report is not timely filed by Parent, no later than 90 days after the end of such fiscal quarter, Buyer shall prepare and deliver to the Members’ Representative a statement of income of the Business as of the end of such period, together with a calculation of the Business Unit EBITDA for such period then ended and a statement of the amount, if any, of Earn-out Consideration payable with respect to such completed period. Unless the Members’ Representative disputes Buyer’s determination of the Business Unit EBITDA and Earn-out Consideration for the relevant period in accordance with the provisions of Section 3.4(c), Buyer’s determination for such period shall be conclusive and binding upon the Members’ Representative and Seller. Parent and Buyer shall make available to Seller all books and records maintained by Parent and Buyer as Seller may reasonably require in order for Seller to review and confirm Buyer’s calculation of Business Unit EBITDA.

(c) In the event that the Members’ Representative disputes the calculation of the Business Unit EBITDA and Earn-out Consideration for any relevant period, the Members’ Representative shall notify Buyer in writing by delivery of a notice (an “Earn-out Dispute Notice”) within 30 days after delivery of Buyer’s calculation of the Business Unit EBITDA and Earn-out Consideration for such period, which Earn-out Dispute Notice shall set forth in reasonable detail the basis for such dispute. Any such dispute shall be resolved under the procedures set forth in Section 3.3(b)(ii) of this Agreement. If the Members’ Representative does not deliver an Earn-out Dispute Notice within 30 days after delivery of Buyer’s calculations, within 10 days after expiration of such 30 day period, or, if such a notice is timely delivered, within 10 days of the resolution of any such dispute, Buyer and Parent (jointly and severally) shall pay Seller any Earn-out Consideration that is owed to Seller. Subject to Section 3.4(a) and Section 10.6, such Earn-out Consideration shall be delivered by Buyer and Parent by wire transfers of immediately available funds to an account or accounts designated in writing by the Members’ Representative.

(d) During the Earn-out Period, Parent shall:

(i) maintain separate accounting of the Business Unit for purposes of determining the Earn-out Consideration;

(ii) not dispose of all or a material portion of the Purchased Assets or operations of the Business to a third party or take any steps to wind up the Business; and

(iii) not require the Business to enter into any transaction other than in the ordinary course of business and on arm’s-length terms (unless such transaction will not affect Business Unit EBITDA or unless equitable adjustments are made in the calculation of Business Unit EBITDA to prevent any distortion in the calculation of Earn-out Consideration).

(e) The Seller (and the Members’ Representative on behalf of the Members) recognize that the contributions of the Members to the ongoing success of the Business are essential and that if any

Member ceases to be a full time employee of Buyer or its Affiliates during the Earn-out Period, Business Unit EBITDA could be negatively impacted due to the cost incurred to replace each such former Business Employee. In addition, Seller (and the Members’ Representative on behalf of each Member) agrees and acknowledges that the Buyer Parties may make from time to time such business decisions as they deem appropriate in the conduct of the Business Unit’s business, including actions that may have an impact on Business Unit EBITDA, Acquired Entity EBITDA and achievement of all or any portion of Earn-out Consideration. Seller (and their respective Members) shall have no right to claim any lost Earn-out Consideration or other damages as a result of such decisions so long as the actions were not taken by the Buyer Parties in bad faith for the sole purpose of frustrating provisions of this Section 3.4, except to the extent that any such decision shall constitute a violation of Section 3.4(d).

(f) Buyer may elect to set-off against all or a portion of any Earn-out Consideration payable to Seller any amount owed to the Buyer Parties under the indemnification obligations set forth in Article X, as and to the extent set forth therein.

3.5 [Reserved].

3.6 Allocation of the Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets in accordance with the principles set forth on Schedule 3.6. Buyer shall deliver for Seller’s approval (not to be unreasonably withheld) schedule setting forth the Purchased Assets and such allocation within one hundred twenty (120) days after the Closing Date. Buyer and Seller shall file any Tax Returns and any other governmental filings on a basis consistent with the agreed-upon allocation of fair market value and in accordance with Section 1060 of the Code. Buyer and Seller shall exchange drafts of any information returns required by Section 1060 of the Code, and any similar state statute that is applicable, at least thirty (30) days prior to filing such returns and shall discuss in good faith any modification suggested by the receiving Party.

3.7 Nonassignable Contracts. Notwithstanding anything to the contrary herein, to the extent that the assignment hereunder by Seller to Buyer of any Assumed Contract is not permitted or is not permitted without the consent of any other party to such Assumed Contract, this Agreement shall not be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract. Seller shall advise Buyer in writing at least two (2) Business Days prior to the Closing with respect to any Assumed Contract which Seller knows or has substantial reason to believe will or may not be subject to assignment to Buyer hereunder at the Closing. Without in any way limiting Seller’s obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Assumed Contracts and the Purchased Assets to Buyer hereunder as required by this Agreement, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and if the Closing shall occur, Seller shall cooperate with Buyer at Buyer’s expense following the Closing Date in any reasonable arrangement designed to provide Buyer with the rights and benefits (subject to the obligations) under any such Assumed Contract, including enforcement for the benefit of Buyer of any and all rights of Seller against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require, and Buyer shall pay and perform all Assumed Liabilities in respect of any such Assumed Contract to the extent arising subsequent to Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer that:

4.1 Organization and Corporate Power. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller has obtained and currently maintains all qualifications to do business as a foreign person in all other jurisdictions in which the character of Seller’s properties or the nature of Seller’s activities require it to be so qualified, other than any such qualifications for which the failure to obtain or maintain would not have a material adverse effect on the Business. Seller has all requisite power and authority and all material authorizations, licenses and permits necessary to own and operate the Business and to conduct the Business as now conducted and as presently proposed to be conducted.

4.2 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by each Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller, and no other proceedings on the part of Seller or its members are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by each Seller constitute valid and binding obligations of Seller, enforceable in accordance with their respective terms.

(b) Except as set forth on Schedule 4.2, the execution, delivery and performance of this Agreement by Seller, and, assuming termination or expiration of applicable waiting periods under the HSR Act, the consummation of the transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, require any consent, waiver or approval under, or require any offer to purchase or any prepayment of any debt or result in the creation of any Lien upon any of the Purchased Assets under any of the terms, conditions or provisions of (i) the certificate of formation or operating agreement of Seller, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any domestic or foreign federal, state, local or other governmental authority or regulatory agency, commission, department or other governmental subdivision, court, tribunal or body (a “Governmental Authority”) applicable to Seller, or any of its properties or assets, or (iii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or license to which either Seller is a party or by which either Seller or any of its properties or assets may be bound or affected or upon any Assumed Contract, other than, in the case of clauses (ii) and (iii) above, such violations, conflicts, breaches, defaults, terminations, accelerations, offers, prepayments or creations of Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.3 Capitalization; Subsidiaries.

(a) Schedule 4.3 sets forth, as of the date of the Closing, the name of each Person that owns membership interests in Seller, and the Share Consideration Percentage Interest and Earn-out

Consideration Percentage Interest held by each such Person in Seller. The outstanding membership interests have been duly authorized, and are validly issued. Other than the membership interests listed on Schedule 4.3, as of the Closing Seller does not have any other outstanding partnership or membership interests, units (whether general or limited), other interests that confer on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity (collectively, “Capital Interests”).

(b) Except as set forth on Schedule 4.3, Seller does not have any Subsidiaries, nor does Seller own or hold the right to acquire any shares of stock or any other security or interest in any other Person or have any obligation to make any investment in any Person. Each Subsidiary listed on Schedule 4.3 is either wholly owned by Seller or a direct or indirect Subsidiary of Seller as indicated in Schedule 4.3. Each of the Subsidiaries identified in Schedule 4.3 is qualified to conduct business and is in good standing or is active, as the case may be, under the laws of each jurisdiction wherein the nature of its business or its ownership or leasing of property requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.3, there are no currently outstanding or authorized options, warrants, rights, contracts, rights of first refusal or first offer, calls, preemptive rights, puts, rights to subscribe, conversion rights, or other agreements or commitments to which Seller or any Subsidiary of Seller is a party or which are binding upon Seller or any Subsidiary of Seller providing for the issuance, disposition, or acquisition of any Capital Interests or securities convertible into or exchangeable for any Capital Interests. Except as set forth on Schedule 4.3, there are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to Seller or any Subsidiary of Seller and there are no shareholder, voting trust, proxies, or other agreements or understandings to which Seller or any Subsidiary of Seller is a party or to which it is bound relating to Seller’s or any Subsidiary of Seller’s Capital Interests.

4.4 Financial Statements. Attached hereto as Schedule 4.4 are true and complete copies of (i) the audited balance sheet of Seller for the year ended December 31, 2007 (the “Latest Balance Sheet”), and the related statements of income, changes in owners’ equity and cash flows for the twelve-month period then ended (the “Seller Financial Statements”) and (ii) the audited combined balance sheet of The Schonbraun McCann Group for the years ended December 31, 2006 and December 31, 2005, and the related statements of income, changes in owners’ equity and cash flows for the fiscal years then ended (the “SMG Financial Statements”). The Seller Financial Statements (including in all cases the notes thereto) are consistent with the books and records of Seller, fairly present in all material respects the financial condition of Seller as of December 31, 2007 and the operating results of Seller for the year 2007, and have been prepared in accordance with GAAP, consistently applied. The SMG Financial Statements (including in all cases the notes thereto) are consistent with the books and records of SMG LLP fairly present in all material respects the financial condition of SMG LLP as of the respective dates thereof and the operating results of SMG LLP for the periods covered thereby, and have been prepared in accordance with GAAP, consistently applied. The results of operations of SMG LLP’s consulting segment for the years 2006 and 2005 are fairly presented in note 12 to the SMG Financial Statements.

4.5 Absence of Undisclosed Liabilities. Except as set forth on Schedule 4.5, neither Seller nor any of its Subsidiaries has and will have material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted), except (i) liabilities reflected on the face of the Latest Balance Sheet and (ii) liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.6 Absence of Certain Developments. Since December 31, 2007, Seller has operated itself and its Subsidiaries and conducted the Business only in the ordinary course of business and has not experienced or suffered any Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 4.6, Seller has not with respect to itself, its Subsidiaries, the Business, the Purchased Assets, and the Assumed Liabilities:

(a) paid trade or account payables other than in the ordinary course of business or, delayed or postponed the payment of any trade or accounts payable or commissions or any other liability or litigation or agreed or negotiated with any party to extend the payment date of any trade or accounts payable or commission or any other liability or obligation or accelerated the collection of (or discounted) any accounts or notes receivable (whether billed or unbilled) or any deferred revenue or taken any actions or omitted to take any actions with the intent or the purpose of satisfying the Net Working Capital target as of the Closing;

(b) instituted or permitted any material change in the conduct of the Business, or any material change in its method of purchase, sale, lease, management, marketing, promotion or operation;

(c) sold, leased, assigned or transferred any of its tangible assets (including the Purchased Assets), except in the ordinary course of business, or canceled without fair consideration any material debts or claims owing to or held by it;

(d) sold, assigned, licensed, sublicensed, transferred or encumbered any material Proprietary Rights or other intangible assets, disclosed any proprietary Confidential Information to any Person (other than Buyer and Buyer’s representatives, agents, attorneys and accountants, and other than Persons that have signed or are bound by confidentiality or nondisclosure agreements for the benefit of Seller), or abandoned or permitted to lapse any material Proprietary Rights;

(e) made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by pre-existing contracts or, in the case of non-officer employees, consistent with past practice, and except for bonuses to be paid by Seller in recognition of the consummation of the transaction contemplated by this Agreement), or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(f) incurred any Indebtedness or incurred or become subject to any material liability, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

(g) suffered any extraordinary Losses or waived any rights of material value, whether or not in the ordinary course of business;

(h) suffered any damage, destruction or casualty loss to its tangible assets (including the Purchased Assets) in excess of $100,000, whether or not covered by insurance;

(i) made any capital expenditures or commitments therefore that aggregate in excess of $100,000;

(j) made any change in any method of accounting or accounting policies, other than those required by GAAP which have been disclosed in writing to Buyer; or

(k) except for the redemption or cross-purchase of the interests of those Members and other Persons identified on Schedule 4.6 prior to Closing, entered into any other material transaction, whether or not in the ordinary course of business, or materially changed any business practice; or

(l) authorized any of, or committed or agreed to take any of, the foregoing actions, other than as expressly contemplated hereby.

4.7 Leased Real Property.

(a) Neither Seller nor any of its Subsidiaries or Affiliates own any real property. Schedule 4.7 sets forth the names of the lessee, the address of any parcel of real property leased by Seller or its Subsidiaries or used in the Business (collectively, the “Leased Real Property”), and a list of any leases, subleases, amendments, extensions, renewals, guaranties, licenses, concessions and other agreements (whether written or oral) (collectively, “Leases”) for each such Leased Real Property. Seller has delivered to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth on Schedule 4.7, with respect to each of the Leases:

(i) such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii) Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there any no disputes with respect to such Leases;

(iii) neither Seller or its Subsidiaries nor, to the Knowledge of Seller, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, could reasonably be expected to constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; and

(v) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Seller or its Subsidiaries, or any Member.

4.8 Assets.

(a) Seller owns good and valid title to, or has a valid leasehold or license interest in, all of the Purchased Assets, free and clear of all Liens and other restrictions of whatever nature, except for (i) Liens described on Schedule 4.8, (ii) Liens for current property taxes not yet due and payable, and (iii) other imperfections of title, restrictions or encumbrances, if any, which imperfections, restrictions or encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the Purchased Assets to which they relate and do not affect the merchantability of the title to the Purchased Assets to which they relate (items (i), (ii) and (iii) above are collectively referred to herein as the “Permitted Liens”).

(b) Except as disclosed on Schedule 4.8, the Purchased Assets include all of the assets, whether tangible or intangible, real or personal, that are necessary for the conduct of the Business as currently conducted by Seller and as currently contemplated to be conducted by Seller.

(c) The buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) included in the Purchased Assets are, except for ordinary wear and tear, in good condition and repair and are usable in the ordinary course of business, and all such assets have been installed and maintained in accordance with all applicable laws, regulations and ordinances; except as, in each instance, would not have a Material Adverse Effect.

4.9 Tax Matters. Except as set forth on Schedule 4.9: (a) Seller has timely filed all federal, state, local and foreign income, information and other Tax Returns which are required to be filed; (b) all such returns are true, complete and accurate in all material respects and such filings accurately reflect the Tax liabilities of Seller; (c) all Taxes, assessments and other governmental charges imposed upon Seller, or upon any of the assets, income or franchises of Seller have been timely paid or, if not yet payable, will be timely paid; (d) Seller is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to the Business or its activities, properties or employees; (e) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party or its activities, properties or employees, and all information returns (including, without limitation, Forms W-2 and 1099) required with respect thereto have been properly completed and timely filed; (f) Seller is not a party to any Tax allocation or sharing agreement; (g) Seller does not have any liability for the Taxes of any Person (other than Seller) under Reg. § 1.1502-6 (or similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; and (h) there are no disputes and no actual or proposed Tax deficiencies, assessments or adjustments. Schedule 4.9 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller is required to file Tax Returns.

4.10 Contracts and Commitments.

(a) Schedule 4.10 lists each of the contracts and agreements of the types described below, excluding, however, any such contracts or agreements which relate exclusively to Excluded Assets, to which the Seller or any of its Subsidiaries is a party or is otherwise bound as of the date hereof (the “Material Contracts”):

(i) contract with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option or similar plan or practice, whether formal or informal, or any severance agreement or arrangement;

(ii) management agreement, contract for the employment of any officer, manager, partner, individual employee or other person on a full-time, part-time or consulting basis or providing for the payment of any cash or other compensation or benefits upon the sale of the Business or prohibiting competition or the disclosure of trade secrets or Confidential Information;

(iii) agreement or indenture relating to Indebtedness or placing a Lien on any of the Purchased Assets or letter of credit arrangements;

(iv) license or royalty agreements;

(v) nondisclosure or confidentiality agreements pursuant to which Seller is obligated to maintain the confidentiality of, or not to disclose, designated information;

(vi) lease or agreement under which Seller is lessee of or holds or operates any personal property leases, owned by any other party for which the annual rent exceeds $100,000;

(vii) broker, distributor, vendor or maintenance agreements;

(viii) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by Seller upon thirty (30) days’ or less notice without penalty or involving more than $100,000;

(ix) consulting, maintenance or any other similar agreement, contract or commitment (including any employee leasing or outsourcing arrangement) providing for annual aggregate payments of more than $100,000;

(x) contract which prohibit Seller from freely engaging in business anywhere in the world;

(xi) contract with any officer, director, employee, shareholder, or Affiliate of Seller (or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest);

(xii) agreements relating to ownership of or investments in any business or enterprise, including investments in joint ventures and minority equity investments;

(xiii) power of attorney executed by or on behalf of Seller pursuant to which Seller has granted another Person authority to act in Seller’s name or on Seller’s behalf;

(xiv) material contracts and licenses (including all inbound licenses) to which Seller is a party with respect to any Proprietary Rights;

(xv) all oral client and customer engagements and similar arrangements of Seller which, at the time of engagement or any subsequent amendment, provided for services at non-standard rates or on non-customary terms and conditions; or

(xvi) other agreement material to the Business not entered into in the ordinary course of business.

(b) Seller has made available to Buyer a true and correct copy of all written Material Contracts (and a true and correct written description of all oral Material Contracts), together with all amendments, exhibits, attachments, waivers or other changes thereto. Each written Material Contract is legal, valid, binding and enforceable by and against Seller or any Subsidiary of Seller (as the case may be) in accordance with its terms and is in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity. Except as set forth on Schedule 4.10, neither Seller nor any Subsidiary of Seller (as the case may be) nor, to the Seller’s Knowledge, any other party, is in breach or default under any Material Contract, and no conditions or events exist, such that, after notice or lapse of time or both, would constitute a default under a written Material Contract on the part of the Seller or of any Subsidiary of Seller or, to the Seller’s Knowledge, on the part of any other parties to the Material Contracts, except for any breaches, defaults, terminations, modifications, accelerations, conditions or events which have been cured or waived or which would not be material to the Business.

4.11 Proprietary Rights.

(a) Seller owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in or to, or has the right to use pursuant to a valid and enforceable written license, all Proprietary Rights necessary for or used in the operation of the Business as currently conducted and as currently proposed to be conducted (“Seller Proprietary Rights”). Schedule 4.11 sets forth a complete and correct list of all of the following that are either owned or used by Seller or a Subsidiary of Seller in the conduct of the Business: all patented or registered Proprietary Rights and pending patent applications or other applications for registration of Proprietary Rights owned or used by Seller; all trade names all material unregistered trademarks; and all material computer software (other than commercially available, off-the-shelf computer software).

(b) No outstanding claim by any third party contesting the validity, enforceability, patentability, registrability, use or ownership of any of the Seller Proprietary Rights owned by Seller or any Subsidiary of Seller has been made, is currently pending or, to the Knowledge of Seller, is threatened.

(c) Neither the conduct of the Business nor any Seller or any Subsidiary of Seller has infringed, misappropriated or otherwise come into conflict with any rights of any third parties, nor will any infringement, misappropriation or conflict occur as a result of the continued operation of the Business as currently conducted or as currently proposed to be conducted, and neither Seller nor any Subsidiary of Seller has received any threats or notices regarding any of the foregoing (including any demands or offers to license any Proprietary Rights from any other person), and to the Knowledge of Seller, no third party has infringed, misappropriated or otherwise conflicted with any of the Seller Proprietary Rights.

(d) All of the Seller Proprietary Rights owned by Seller shall be owned by Buyer immediately after the Closing on terms and conditions identical to those under which Seller owned such Seller Proprietary Rights immediately prior to the Closing, and all licensed software and any other Seller Proprietary Rights held under license (other than commercially available, off-the-shelf computer software), shall be available for use by Buyer immediately after the Closing on substantially the same terms and conditions as the applicable license agreements under which Seller used such Seller Proprietary Rights immediately prior to the Closing. Seller has taken all necessary and desirable action to maintain, protect and enforce the material Seller Proprietary Rights owned by Seller.

(e) The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems used in the conduct of the Business (collectively, the “Seller Systems”) are generally sufficient for the immediate and anticipated future needs of the Business. All Seller Systems, other than software, used in the Business are owned or leased, as the case may be, and operated by and are under the control of Seller and are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of Seller. In the last eighteen (18) months, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting such Seller Systems that have caused or could reasonably be expected to result in the material or prolonged disruption or interruption in or to the use of such Seller Systems and/or the conduct of the Business.

4.12 Litigation. Except as set forth on Schedule 4.12, there are no material actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Seller, threatened against or affecting Seller or any of its Subsidiaries, the Business or the Purchased Assets at law or in equity before or by any Governmental Authority. The Seller is not engaged in any legal action with any Client to recover monies due the Seller or for damages sustained by the Seller. Seller and its Subsidiaries are not subject to or bound by any outstanding orders, judgments or decrees of any court or governmental entity with respect to the Business, the Purchased Assets, or the Assumed Liabilities.

4.13 Employees.

(a) To the Knowledge of Seller, except as set forth on Schedule 4.13, no key employee and no group of employees of Seller or any of its Subsidiaries has any plans to terminate or modify (adverse to the Seller) his or her status as an employee of the Business, including upon consummation of the transactions contemplated hereby. Except as set forth on Schedule 4.13, there are no claims, actions, proceedings or investigations pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries with respect to or by any employee or former employee of Seller or its Subsidiaries arising out of or based on the employment relationship with Seller or its Subsidiaries or the performance of services on behalf of Seller and, to the Knowledge of Seller, there are no claims, actions, proceedings or investigations pending or threatened against any employees or former employee of Seller or its Subsidiaries. During the five (5) years preceding the date hereof, Seller and its Subsidiaries have not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. Seller has not engaged in any unfair labor practices. To the Knowledge of Seller, there are no organizational efforts presently made or threatened by or on behalf of any labor union with respect to the Business Employees.

(b) Seller has set forth on Schedule 4.13 a true, complete and accurate list as of February 1, 2008 of each Business Employee (disregarding the reference in such definition to the Closing Date for purposes of this Section 4.13(b)) and with respect to each such Business Employee as of the date hereof, his or her date(s) of hire by the Seller (or its Subsidiaries), position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of such employee’s accrued sick days and vacation days, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment.

(c) With respect to this transaction, any material notice required under the Worker Adjustment and Retraining Notification Act or comparable law applicable to Seller and its Subsidiaries has been given, and all bargaining obligations, if any, with any employee representative of the Business Employees have been, or prior to the Closing will be, satisfied.

4.14 Employee Benefit Plans.

(a) Schedule 4.14 lists or describes each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other material employee benefit plan, program or arrangement of any kind, maintained or contributed to by (or required to be maintained or contributed to by) Seller or with respect to which Seller has any liability. Each item listed or required to be listed on Schedule 4.14 is referred to herein as a “Seller Employee Benefit Plan.”

(b) Neither Seller nor any ERISA Affiliate maintain, contribute to or have any liability with respect to : (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA that could reasonably be expected to result in any liability with respect to Buyer, or (ii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA. No Seller Employee Benefit Plan is an employee benefit plan, program or arrangement that provides for post-employment medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA).

(c) Each Seller Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a determination letter to that effect from the Internal Revenue Service, and, to the Knowledge of Seller, nothing has occurred since the date of such letter that cannot be cured within the remedial amendment period provided by Section 401(b) of the Code which would prevent any such Seller Employee Benefit Plan from remaining so qualified. Except as set forth and described in reasonable detail on Schedule 4.14, each Seller Employee Benefit Plan and any related trust, insurance contract or fund has been maintained and administered in all material respects in accordance with its respective terms and the terms of any applicable collective bargaining agreements and in compliance with all applicable laws and regulations, including ERISA and the Code.

(d) Except as set forth and described in reasonable detail on Schedule 4.14, none of Seller Employee Benefit Plans obligates Seller to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of Section 280G of the Code.

(e) Except as set forth on Schedule 4.14, (i) no Purchased Asset is subject to any Lien under ERISA or the Code; (ii) neither Seller nor any ERISA Affiliate has incurred any liability under Title IV of ERISA (other than for contributions not yet due) or to the Pension Benefit Guaranty Corporation (other than for payment of premiums not yet due) with respect to any Seller Employee Benefit Plan or other employee benefit plan; and (iii) there are no pending or threatened actions, suits, investigations or claims with respect to any Seller Employee Benefit Plan (other than routine claims for benefits) which could result in any liability to Buyer (whether direct or indirect), and no facts which could give rise to (or be expected to give rise to) any such actions, suits, investigations or claims to the Knowledge of Seller.

(f) With respect to each Seller Employee Benefit Plan listed on Schedule 4.14, Seller has furnished to Buyer true and complete copies, as and if applicable, of (i) summary plan descriptions and summaries of material modifications and (ii) the most recent determination letter received from the Internal Revenue Service.

4.15 Accounts Receivable. Except as set forth in Schedule 4.15, the accounts and notes receivable of the Seller and its Subsidiaries reflected on the Latest Balance Sheet and all accounts and notes receivable arising subsequent to the Latest Balance Sheet (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) are not the subject of any claim or proceeding brought by or on behalf of Seller or its Subsidiaries, (v) no Person has any Liens on such receivables or any part thereof, and (vi) no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables. The reserves with respect to accounts receivable of Seller and its Subsidiaries reflected in the Latest Balance Sheet are reasonable based on historical collections of accounts receivable by Seller and, to the Knowledge of Seller, have been made in good faith based on all relevant information as of the date of preparation of such balance sheets.

4.16 Accounts Payable. The accounts payable included in the Estimated Closing Statement have arisen in bona fide arm’s-length transactions in the ordinary and usual course of business consistent with past custom and practice, and, as of the Closing, the Company will have paid its accounts payable as and when due.

4.17 Client Engagement Letters. Except as set forth on Schedule 4.17, Seller and its Subsidiaries have made no express or implied indemnities or guarantees with respect to the services rendered by it, other than those standard terms and conditions described on Schedule 4.17.

4.18 Insurance. Seller has in place policies of insurance in amounts and scope of coverage as set forth on Schedule 4.18. Each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. Seller has not received any notice that any policy will be cancelled or will not be renewed nor has Seller received any written notice that cancellation or non-renewal is threatened nor any written notice that any material modification of the terms of policy of insurance will be or is threatened to be required as a condition of renewal.

4.19 Compliance with Laws; Permits; Certain Operations. Except as set forth on Schedule 4.19:

(a) Seller and its Subsidiaries has complied and is in all material respects in compliance with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to it and the operation of the Business, except for such violations as would not, individually or in the aggregate, be material to the operations of the Business, and no notices have been received by and no claims have been filed against Seller or its Subsidiaries alleging a violation of any such laws, ordinances, codes, rules, requirements or regulations;

(b) (i) Seller and each of its Subsidiaries has all material permits, licenses, franchises, approvals, certificates and other authorizations (“Permits”), and has made all notifications, registrations, certifications and filings with all Governmental Authorities, necessary for the operation of the Business as currently conducted; (ii) no loss of any such Permit is pending or, to the Knowledge of the Seller, has been threatened in writing by a Governmental Authority, except for normal expirations in accordance with the terms thereof or applicable laws (and with respect to which the Seller will timely apply for renewals or replacements); (iii) the Seller and each of its Subsidiaries has complied in all material respects with the terms and conditions of such Permits and (iv) all Permits may be relied upon by Buyer for lawful operation of the Business on and after the Closing without transfer, reissuance or other governmental action, except in the case of the foregoing clauses (i)-(iii) for such failures, losses or non-compliance as have not had a Material Adverse Effect.

4.20 Environmental Matters. Seller and each of its Subsidiaries has complied and is in compliance in all material respects with all Environmental and Safety Requirements; Seller and each of its Subsidiaries has not received any written notice, report or other information regarding any violation of, or liability under Environmental and Safety Requirements. Neither Seller nor any of its Subsidiaries, predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, or owned or operated the Business or any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to CERCLA or any other Environmental and Safety Requirements. Seller has furnished to Buyer all environmental audits, reports and other material environmental documents relating to the past or current operations or facilities of Seller and its Subsidiaries, predecessors and Affiliates which are in its possession or under its reasonable control.

4.21 Names and Locations. Except as set forth on Schedule 4.21, (i) during the five-year period prior to the execution and delivery of this Agreement, Seller and its Subsidiaries has not used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business, other than the exact name under which it has executed this Agreement, and (ii) all of the Purchased Assets are located at the Leased Real Property.

4.22 Clients. Schedule 4.22 accurately sets forth a list of Seller’s top twenty (20) clients for the fiscal year ended December 31, 2007 (each, a “Major Client”). Except as set forth on Schedule 4.22, since December 31, 2007, no Major Client (i) has ceased purchasing services from the Seller or its Subsidiaries or provided notice that it intends to cease purchasing services from, or to terminate its relationship with. the Seller or its Subsidiaries and, to the Seller’s Knowledge, no customer on Schedule 4.22 is considering ceasing purchasing services from, or terminating its relationship with, the Seller or its Subsidiaries, (ii) to Seller’s Knowledge, is considering materially reducing the aggregate purchases of services from the Seller or its Subsidiaries or (iii) materially and adversely modified the terms and conditions from those previously used in its purchases of services from the Seller or its Subsidiaries, or provided written notice that it intends to materially and adversely change the terms and conditions from those previously used in its purchases of services from the Seller or its Subsidiaries. The Seller has not received any written notice alleging a claim against Seller (or its officer, members or employees) due to an error or omission in the course of performing services in an engagement for a Major Client.

4.23 Brokerage. Except for fees owing to Compass Advisers, LLP which will be paid by Seller pursuant to separate agreement, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or any of its Subsidiaries.

4.24 Affiliate Transactions. Except as set forth in Schedule 4.24, no Affiliate of Seller (i) owns any property or right, whether tangible or intangible, which are used by Seller or its Subsidiaries; (ii) has any claim or cause of action against Seller or its Subsidiaries; (iii) owes any money to Seller or its Subsidiaries or is owed money from Seller or its Subsidiaries; (iv) is a party to any contract or other arrangement, written or oral, with Seller or its Subsidiaries; (v) provides services or resources to Seller or its Subsidiaries or is dependent on services or resources provided by Seller or its Subsidiaries. Schedule 4.24 sets forth every business relationship (other than normal employment relationships) between Seller or any of its Subsidiaries, on the one hand, and any present or former members, partners, officers, directors or employees of Seller or members of their families (or any entity in which any of them has a material financial interest, directly or indirectly), on the other hand. Except as set forth in Schedule 4.24, no present or former members, partners, officers, directors or employees of Seller receive (or are entitled to receive) any remuneration directly from Clients of Seller in respect of services provided by Seller, and there are no loans or other Indebtedness owing by any Member or employee or any family member or Affiliate of any such Person to the Seller.

4.25 Solvency of Seller. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its liabilities as they become due in the ordinary course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present business; and (iii) the Seller will be able to satisfy any judgments and other obligations to which they are subject, as well as any judgments that are likely to arise as a result of any pending or threatened litigation against them.

4.26 Disclosures. Neither this Agreement, nor any of the Schedules attached hereto or to be delivered in connection herewith knowingly contain any untrue statement of a material fact or knowingly omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MEMBERS

As an inducement to Parent and Buyer to enter into this Agreement, each Member, severally and not jointly, hereby represents and warrants to Parent and Buyer as follows:

5.1 Power. Such Member has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform his or her obligations hereunder and to consummate the transactions contemplated hereby.

5.2 Authorization; Valid and Binding Agreement.

(a) The execution, delivery and performance of this Agreement by such Member and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on his, her or its part are necessary to authorize the execution, delivery or performance of this Agreement.

(b) This Agreement has been duly executed and delivered by such Member, and assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of such Member, enforceable in accordance with its terms.

5.3 Noncontravention. Except where the failure of any of the following to be true would not have a material adverse effect on the ability of such Member to consummate the transactions contemplated hereby, the execution and the delivery of this Agreement by such Member and the consummation of the transactions contemplated hereby, does and will not (a) violate or conflict in any way with any statute, regulation, law, rule, ordinance or common law doctrine applicable to such Member, (b) violate or conflict in any way with any judgment, order, decree, stipulation, injunction, charge or other restriction of any Governmental Authority to which such Member is subject or, if such Member is an entity, any provision of the such Member’s certificate of incorporation, bylaws or similar organizational documents, (c) result in a breach of, constitute a default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate or cancel, or require any notice, consent or approval under, any lease, sublease, license, sublicense, franchise, permit, indenture, agreement for borrowed money or other agreement or instrument to which such Member is a party or by which it is bound, or (d) except as required pursuant to the HSR Act, require such Member to give any notice to, make any filing with, or obtain any permit from any Governmental Authority that is necessary in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.4 Accredited Investor. Such Member represents that it is an accredited investor, as defined under Regulation D of the Securities Act, is experienced in evaluating companies such as the Buyer, is able to independently evaluate the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment. Such Member has been given the opportunity to examine all documents provided by, conduct due diligence and ask questions of, and to receive answers from, the Buyer. Such Member has been advised that the Common Stock has not been registered under the Securities Act of 1933, as amended, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act of 1933, as amended, and applicable state securities laws or unless an exemption from such registration requirements is available, and that Buyer is under no obligation to effect any such registration with respect to the Common Stock.

5.5 Broker’s Fees. Such Member has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which such Member or Seller could become liable or otherwise obligated.

5.6 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to such Member’s knowledge, threatened against or affecting such Member at law or in equity, or before or by any Governmental Authority, which would adversely affect such Member’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

As an inducement to Seller to enter into this Agreement, each of Buyer and Parent hereby represent and warrant to Seller as follows:

6.1 Corporate Organization and Power. Buyer and Parent is each duly formed and validly existing under the laws of its state of incorporation, formation or organization, as applicable, with full limited liability company or corporate power and authority, as applicable, to enter into this Agreement and to perform its obligations hereunder.

6.2 Authorization. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by each of Buyer and Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by each of its board of managers, members, and board of directors, as applicable, and no other limited liability company, corporate, member or stockholder action on the part of either Buyer or Parent is necessary to authorize the execution, delivery and performance of this Agreement by Buyer and Parent or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Buyer and Parent, and assuming the due authorization, execution and delivery by the other Parties hereto, constitutes a legal, valid and binding obligation of each of Buyer and Parent, enforceable in accordance with its terms.

6.3 Governmental Authorities and Consents. Except pursuant to the HSR Act, neither Parent nor Buyer is required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Parent or Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

6.4 Brokerage. Except for arrangements for which Parent or Buyer shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Parent.

6.5 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to Parent or Buyer’s knowledge, threatened against or affecting Parent or Buyer at law or in equity, or before or by any Governmental Authority, which would adversely affect Parent or Buyer’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.6 Shares. All of the Common Stock issuable in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable and free and clear of any liens (other than those created under federal and state securities laws and restrictions set forth in this Agreement and the Restricted Stock Agreements) and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent’s formation or governing documents or any agreement to which Parent is a party or by which it is otherwise bound, and upon such issuance Seller (and any Member) shall be entitled to all rights accorded to a holder of Parent’s Common Stock. The authorized capital stock of Parent and the issued and outstanding shares of capital stock of Parent are as set forth in the FTI SEC Documents, as of the dates set forth therein.

6.7 Funding. Buyer has access to, and on the Closing Date will have, sufficient funds available to pay the Cash Consideration payable at Closing.

6.8 SEC Documents. Parent has made available to Seller copies of each report, proxy statement, information statement and schedule filed with the SEC by Parent under the Exchange Act since January 1, 2006 (the “FTI SEC Documents”). As of their respective dates, the FTI SEC Documents complied in all material respects with the applicable requirements of the Exchange Act. Except to the extent that information contained in the FTI SEC Documents has been revised or superseded by a later-filed FTI SEC Document filed before the date of this Agreement, none of the FTI SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Since January 1, 2006, Parent has timely filed all reports, proxy statements, information statements and schedules required to be filed by Parent under the Exchange Act or pursuant to the rules and regulations of any self-regulatory organization of which Parent is a member.

ARTICLE VII

PRE-CLOSING COVENANTS

7.1 Conduct of the Business.

(a) Conduct of Business. From the date hereof until the Closing Date, the Seller shall use commercially reasonable efforts to carry on, and to ensure that its Subsidiaries carry on, the Business in the ordinary course of business and use commercially reasonable efforts to preserve intact their business organization and relationships with third parties and use commercially reasonable efforts to keep available the services of their present employees.

(b) Prohibited Actions. From the date hereof until the Closing Date, except as otherwise provided for by this Agreement or consented to in writing by Buyer, which consent will not be unreasonably withheld or delayed, the Seller shall not, and shall not permit any Subsidiary to (i) acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, or enter into any contract, letter of intent or similar arrangement with respect to the foregoing, (ii) borrow any money, or incur, assume or guaranty or otherwise become directly or indirectly responsible for the payment of any indebtedness or obligation, other than trade payables incurred in the ordinary course of business; (iii) except as required pursuant to preexisting agreements and except for bonuses to be paid by Seller upon consummation of the Closing, grant or agree to grant to any officer of Seller or any of its Subsidiaries any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, establish any new compensation or benefit plans or arrangements or amend or agree to amend any existing Plan; (iv) (x) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, other than any such contracts, agreements or arrangements entered into in the ordinary course of business or (y) materially amend, modify, impair or waive any rights under, or cancel or terminate any Material Contract or any contract, agreement or arrangement described in clause (x) except in the ordinary course of business; (v) amend, extend, renew or terminate any Lease, or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; (vi) make or incur any capital expenditure (or series of related capital expenditures) that are not currently approved in writing or budgeted; (vii) sell, lease, transfer, assign, abandon or permit to lapse any material assets, tangible or intangible, other than in the ordinary course of business, and other than Excluded Assets, (viii) pay, discharge, settle or satisfy any material litigation claims, other than payment, discharge or satisfaction in the ordinary course of business, (ix) make any material change in any existing inventory management or credit, collection or payment policies, procedures or practices with respect to accounts receivable or accounts payable outside the ordinary course of business; (x) materially delay or materially postpone the payment of accounts payable and other liabilities or accrue any expenses outside the ordinary course of business, or accelerate or accept the prepayment of any notes or accounts receivable or accelerated billings or recognize revenue outside the ordinary course of business; (xi) make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement that would result in a material increase in Taxes of Seller or any of its Subsidiaries for any taxable period ending after the Closing Date or settle any material Tax claim or assessment relating to Seller or its Subsidiaries, or (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

7.2 Access. From the date hereof until the Closing Date, the Seller shall provide Buyer and its authorized representatives with full access during the Buyer’s normal business hours and upon reasonable notice to the offices, properties, senior management, legal and accounting advisors, books and records of the Seller and its Subsidiaries in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Seller and its Subsidiaries; provided, however, that the activities of Buyer and its representatives shall be conducted in a manner as not to interfere unreasonably with the operation of the business of the Seller and its Subsidiaries. Access by Buyer and Buyer’s representatives shall be subject to the existing confidentiality agreement between Parent and Seller.

7.3 Regulatory Filings. Each of Buyer and Seller shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and shall use their respective commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each of Buyer and Seller will (i) promptly notify the other of any written communication to that party from any Governmental Authority and, subject to the HSR Act, if practicable, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate such other party’s reasonable comments thereto, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and (iii) furnish the other party with copies of all correspondence, filings and written communications between it and its Affiliates and their respective representatives on one hand, and any such Governmental Authority and its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of the HSR Act or any other law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Authority that would make the transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation thereof, each of Buyer and Seller shall cooperate in all respects with the other and use its commercially reasonable efforts to resolve any and all objections as may be asserted with respect to this Agreement under the HSR Act. Notwithstanding the foregoing, Buyer and Seller shall not be required to take any commercially unreasonable action that substantially impairs the overall benefits expected to be realized from the consummation of the transactions set forth herein, and in no event shall Buyer be required to (i) sell, hold separate or otherwise dispose of the assets to be acquired in this transaction or any of Buyers’ or their Affiliate’s other assets or businesses now owned or hereafter acquired by Buyer to resolve any objection or proceeding objecting to the transactions contemplated hereunder or (ii) terminate any existing relationships and contractual rights and obligations. All filing fees and expenses relating to the Notification and Report Form filed pursuant to the HSR Act with respect to the transactions contemplated hereby shall be paid by Buyer.

7.4 Conditions. On the terms and subject to the conditions in this Agreement, Seller agrees to use reasonable best efforts to take, or cause to be taken, all reasonable actions to cause the conditions set forth in Section 8.2 to be satisfied, and the Buyer agrees to use reasonable best efforts to take, or cause to be taken, all reasonable actions to cause the conditions set forth in Section 8.3 to be satisfied. Without limiting the generality of the foregoing, prior to Closing, Seller shall (and shall cause its Subsidiaries to) use its commercially reasonable best efforts to take, or cause to be taken, all action and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to obtain all necessary or appropriate waivers, consents and approvals of any Governmental Authority or third party required under the terms of any Assumed Contract and to transfer the Purchased Assets in accordance with the terms herewith, to effect all necessary registrations, filings and submissions and to lift; provided, however, notwithstanding any other provision of this Agreement, no Party shall be obligated to pay any consideration to any third party from whom consent or approval is requested (other than filing fees and similar expenses required to be paid to a Governmental Authority in connection with any request for a necessary waiver, consent or approval or as otherwise contemplated herein) or make any commercially unreasonable accommodation or concession to any Governmental Authority or third party in connection with the foregoing.

7.5 Exclusive Dealing. Neither the Seller nor any Member will (and each shall cause its Affiliates not to), directly or indirectly, through any officer, director, partner, employee, investment banker, financial advisor, attorney, accountant or other representative of any of them or otherwise, take any action to encourage, solicit or initiate or continue any discussions or negotiations with, or provide any information to, any Person (other than Buyer and its representatives) concerning any purchase (or transfer) of all or substantially all of the interests (capital stock, membership interests, partnership interest or other securities) of Seller or any of its Subsidiaries, any merger or business combination involving Seller or any of its Subsidiaries, any sale of all or substantially all of the assets of Seller and its Subsidiaries, the liquidation or similar extraordinary transaction with respect to Seller or any of its Subsidiaries or similar transaction involving Seller or any of its Subsidiaries, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with respect to any such transaction with any Person, firm or corporation other than Buyer or its Affiliates, and shall immediately cease and cause to be terminated any activities, discussions or negotiations existing with respect to any of such matters. Seller and each Member will promptly notify Buyer orally and in writing of the existence of any proposals by a third party to do any of the foregoing which the Seller, any Member or any of their respective officers, directors, employees, investment bankers, financial advisors or other representatives may receive relating to any of such matters.

7.6 Tail Insurance. At or prior to the Closing, Seller shall have obtained “claims-made” errors and omissions insurance coverage or “tail” insurance from a carrier reasonably acceptable to Buyer, naming Buyer as an additional insured, with aggregate liability limits at least equal to Seller’s current errors and omissions coverage, for acts or omissions arising in the operation or conduct of the Business prior to the Closing.

7.7 Notification. From the date hereof until the Closing Date, Seller shall promptly disclose to Buyer in writing any (a) event, circumstance or development that results (or would result on the Closing Date) in a breach of any representation or warranty made by it in this Agreement and (b) any material failure of the Seller or the Members, as the case may be, to comply with or satisfy any condition or agreement to be complied with or satisfied by it hereunder; provided that no disclosure pursuant to this Section 7.7 shall be deemed to amend or supplement any provision of this Agreement or any disclosure schedule hereto, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of Parent, Buyer and Seller to effect the transactions contemplated hereby shall be subject to the satisfaction, or in each such party’s discretion, waiver (to the extent permissible) at or prior to the Closing of each of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.

(b) No action shall have been taken and no statute, rule or regulation shall have been enacted by any Governmental Authority that makes the consummation of the transactions contemplated by this Agreement illegal.

(c) Buyer and Seller shall have received or obtained all governmental and regulatory consents and approvals that are necessary for the consummation of the transactions contemplated hereby and Buyer’s operation of the Business following the Closing, in each case on terms satisfactory to Buyer, and the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated.

8.2 Conditions to Parent’s and Buyer’s Obligation. The obligation of Parent and Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a) The representations and warranties of Seller and the Members contained in this Agreement which are not qualified as to materiality shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of each such date and the representations and warranties of Seller and the Members contained in this Agreement which are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of each such date (in each case, except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period);

(b) Seller shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date;

(c) Seller shall have delivered to Buyer a certificate, dated the Closing Date certifying as to the satisfaction of the conditions set forth in Sections 8.2(a) and 8.2(b) of this Agreement.

(d) Seller shall have obtained releases of all Liens of whatever nature relating to the Purchased Assets (other than the Permitted Liens);

(e) Seller shall have received or obtained all third party consents and approvals that are identified on Schedule 8.2(e);

(f) Since the date of this Agreement, there shall have been no Material Adverse Effect and there shall have been no material adverse change or development with respect to the financial, banking or capital markets generally;

(g) Each Member shall have executed and delivered to Buyer a Restricted Stock Agreement in the form attached hereto as Exhibit A;

(h) Seller shall deliver written evidence that Seller and SMG LLP shall have terminated the Shared Services Agreement effective as of the Closing Date;

(i) Seller shall have delivered to Buyer a non-foreign Person affidavit as of the Closing Date, and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “foreign person" as defined in Code Section 1445;

(j) In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at the Closing, Seller shall deliver to Buyer:

(i) appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, deeds, assignments and assumption of leases, bills of sale, assignments and assumptions, intellectual property assignments or other intellectual property conveyance documents, certificates of title, vehicle titles, transfer tax declarations and all other instruments of conveyance which are necessary or desirable to effect transfer to Buyer of good title to the Purchased Assets (free and clear of all Liens, other than Permitted Liens), including documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign office, department or agency (it being understood that all of the foregoing shall be reasonably satisfactory in form and substance to Buyer and its counsel, shall be consistent with the terms of this Agreement and shall not include any representation, warranty or covenant that imposes greater liability on Seller than would otherwise obtain under this Agreement); and

(ii) certified copy of the resolutions of Seller authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions provided for herein.

8.3 Conditions to Seller's Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing:

(a) The representations and warranties of Parent and Buyer contained in this Agreement which are not qualified as to materiality shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of each such date and the representations and warranties of Parent and Buyer contained in this Agreement which are qualified as to materiality shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of each such date (in each case, except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate (or true and accurate in all material respects, as applicable) as of such date or with respect to such period);

(b) Each of Parent and Buyer shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(c) Seller shall have received a certificate executed by the chief financial officer or other named executive officer of Parent certifying as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b).

(d) In addition to any other documents to be delivered or actions to be taken under other provisions of this Agreement, at the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i) The Closing Cash Payment as provided in Sections 3.2;

(ii) Evidence of issuance of the Share Consideration in Seller’s name;

(iii) One or more assignment and assumption agreement(s) assuming the Assumed Contracts and the Assumed Liabilities executed by Buyer, in form and substance reasonably satisfactory to Seller;

(iv) A certified copy of the resolutions adopted by each of Buyer and Parent authorizing the execution, delivery and performance of this Agreement (including the issuance by Parent of the Share Consideration) and the consummation of the transactions provided for herein and therein;

(v) The Restricted Stock Agreements between Parent and each of the Members; and

(vi) Evidence of issuance of the stock options contemplated by Section 9.1(e).

ARTICLE IX

POST-CLOSING COVENANTS

9.1 Employee Related Matters.

(a) Transferred Employees. As of the Closing Date, Buyer shall offer employment to those Business Employees actively employed as of the Closing Date, and Seller shall take all steps necessary to terminate the employment of each such Business Employee who accepts such offer of employment. The Business Employees who accept Buyer’s offer of employment and who become employed by Buyer shall be referred to herein as “Transferred Employees.” Any Business Employee that, as of the Closing Date, is on short-term or long-term disability leave shall be offered employment by Buyer if he or she presents herself for work in accordance with the policies of the Seller within 90 days of the Closing Date. At such time, such Business Employee shall become a “Transferred Employee.” Nothing in this Agreement shall confer upon any Transferred Employee any right with respect to continued employment with Buyer, nor shall anything herein limit or interfere with Buyer’s right to terminate the employment of any Transferred Employee at any time (subject to applicable law), with or without cause or notice, or restrict Buyer in the exercise of independent business judgment in modifying any terms or conditions of employment of the Transferred Employees on and after the Closing Date. Prior to the Closing Date, Seller shall take all actions necessary to vest each Transferred Employee in their benefits under Seller Employee Benefit Plans and shall make all employee and employer contributions to Seller Employee Benefit Plans in which Transferred Employees currently participate, for all periods of employee service prior to the Closing Date for all Transferred Employees. The Transferred Employees shall participate in the employee benefit plans established and maintained by Parent and its

Subsidiaries from time to time, and the Transferred Employees shall receive full credit, including for purposes of eligibility and vesting, for their prior periods of service with Seller, SMG LLP or their Subsidiaries. Buyer and Parent shall (i) waive (with respect to the Transferred Employees) any limitations as to preexisting conditions and any exclusions and waiting periods with respect to participation in and coverage under Parent’s employee benefit plans, and (ii) recognize and credit any copayments and deductibles paid by Transferred Employees prior to Closing for purposes of satisfying any applicable copayment or deductible requirements under Parent’s employee benefit plans for the same plan year(s).

(b) Other Matters. Seller shall be responsible for all liabilities, obligations and commitments relating to compensation of the Transferred Employees arising as a result of the transactions contemplated by this Agreement, including any severance compensation and bonus payments.

(c) Mutual Cooperation. To the extent permitted by applicable law, Seller shall provide promptly to Buyer, at Buyer’s request, any information or copies of personnel records (including addresses, dates of birth, date of hire and dependent information) relating to the Business Employees or relating to the service of Business Employees with Seller (and predecessors of Seller) prior to the Closing Date. Seller and Buyer shall each cooperate with the other and shall provide to the other such documentation, information and assistance as is reasonably necessary to effect the provisions of this Section 9.1.

(d) No Third Party Rights. The Parties do not intend this Section 9.1 to create any rights or interests, except as among Buyer and Seller, and no present, former or future employee of Buyer or Seller shall be treated as a third party beneficiary by, in or under this Section 9.1. The covenants contained in this Section 9.1 do not constitute a modification or amendment of any employee benefit plan.

(e) Long-Term Incentive Plans. On the Closing Date, Parent shall grant options pursuant to the terms of Parent’s 2006 Global Long-Term Incentive Plan to purchase one hundred thousand (100,000) shares of Common Stock to employees and Members of Seller (other than those Members listed on Schedule 9.1(e)) mutually agreed to by Seller and Buyer.

9.2 Confidentiality. After the Closing, Seller shall continue to maintain the confidentiality of all Confidential Information, except to the extent information is required to be disclosed to its auditors, attorneys, financial advisors and other consultants, agents and advisors in connection with post-Closing matters hereunder or other matters as to which the Seller has retained obligations or liabilities hereunder or otherwise as required by applicable law. In the event Seller is required by law to disclose any Confidential Information, Seller shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable law. Prior to Closing, Buyer and Parent shall continue to abide by the provisions of the existing confidentiality agreement between Seller and Parent, which shall terminate and be of no further force or effect against Buyer, Parent or their Affiliates following Closing.

9.3 Sales and Transfer Taxes. All sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyancing and similar taxes that may be imposed on the sale and transfer of the Purchased Assets (including any stamp, duty or other tax chargeable in respect of any instrument transferring property and any recording fees or expenses payable in connection with the sale and transfer of the Proprietary Rights), together with any and all penalties, interest and additions to tax with respect thereto, shall be paid fifty-percent (50%) by Seller and the remaining fifty-percent (50%) by Buyer. Buyer and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable law in connection with the payment of any such taxes described in the immediately preceding sentence. Buyer and Seller shall cooperate in providing each other with appropriate resale exemption certification and other similar tax and fee documentation.

9.4 Covenant Not to Compete, Solicit or Hire; Confidentiality.

(a) Each Member hereby acknowledges that such Person is familiar with the Business’ trade secrets and with other Confidential Information. Each Member acknowledges and agrees that Buyer and its Affiliates would be irreparably damaged if such Member were to provide services or to otherwise participate in the business of any Person competing with the Business in a similar business and that any such competition by such Member would result in a significant loss of goodwill by Buyer in respect of the Business. Each Member further acknowledges and agrees that the covenants and agreements set forth in this Section 9.4 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Member breached the provisions of this Section 9.4. Therefore, in further consideration of the amounts to be paid hereunder for the Purchased Assets and the goodwill of the Business sold in connection therewith, each Member agrees that during the Noncompete Period such Member shall not, and shall not permit any of such Member’s Affiliates to, directly or indirectly, either for itself, himself or herself or through any other Person, engage in, lend money to, participate in or permit such Member’s name to be used by any enterprise engaging in or participating in, a business comparable with, related to and competitive with the services provided by Seller, including any service offering introduced following Closing through the last date that such Member remains an employee of Buyer or its Affiliates, (a “Competing Business”). For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as a stockholder, member, partner, joint venturer, franchisor, franchisee, executive, consultant or otherwise (other than by ownership of less than five percent (5%) of the stock of a publicly held corporation) or rendering any direct or indirect service or assistance to any Person. Each Member agrees that this covenant is reasonably designed to protect Buyer’s substantial investment and is reasonable with respect to its duration, geographical area and scope.

(b) Each Member agrees that for a period of five years following the Closing Date, each such Member shall not (and such Member shall cause its, his or her Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce (other than by a general solicitation advertisement, posting or similar job solicitation process) any employee of the Business to leave the employ of Buyer or any of its Subsidiaries or Affiliates, or in any way interfere with the relationship between Buyer or any of its Subsidiaries or Affiliates and any such employee (except for actions taken in an executive capacity on behalf of Buyer to terminate such employee’s employment with Buyer where termination is deemed necessary or advisable), (ii) hire (other than by a general solicitation advertisement, posting or similar job solicitation process) any person who was an employee of Buyer or any of its Subsidiaries or Affiliates at any time during the one-year period immediately prior to the date on which such hiring would take place, or (iii) call on, solicit or service any Client, Prospective Client or other business relation of the Business in order to induce or attempt to induce such Person to cease doing or decrease their business with Buyer or any of its Subsidiaries or Affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Buyer or any of its Subsidiaries or Affiliates (including making any negative statements or communications about Buyer or any of its Subsidiaries or Affiliates); provided that the restriction set forth in clauses (i) and (ii) above shall not apply in the case of any clerical employee or other employee whose employment has been terminated for at least one year.

(c) Each Member shall maintain as confidential and shall not directly or indirectly, use, disclose, or publish any Confidential Information that such Member may have learned or have become aware of because of such Member’s association with the Seller, or use any such Confidential Information in a manner that is or may reasonably be likely to be detrimental to the Business (except as required by law or as authorized in writing by Buyer, or in connection with their performance as employees of the Buyer or its Affiliates following the Closing). In the event any Member is required by law to disclose any Confidential Information, such party shall promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer to preserve the confidentiality of such information consistent with applicable law.

(d) If, at the time of enforcement of any of the provisions of this Section 9.4, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the Parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area. The Parties further agree that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by law.

(e) If a Member or any of its Affiliates (the “Restricted Persons”) breaches, or threatens to commit a breach of, any of the provisions of this Section 9.4 (the “Restrictive Covenants”), Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity:

(i) The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer; and

(ii) The right and remedy to require the Restricted Persons to account for and pay over to Buyer any profits, monies, accruals, increments or other benefits derived or received by the Restricted Persons as the result of any transactions constituting a breach of the Restrictive Covenants.

(f) The restrictions contained in this Section 9.4 shall be in addition to, and shall in no way limit, or be limited by, any restrictive covenants contained in any employment, consulting, severance or similar agreement between a Member, on the one hand, and Buyer or any of its Affiliates, on the other.

(g) Neither Seller nor any other Member shall be responsible or liable for the performance by a Member of his or her obligations under this Section 9.4, and a Member’s violation of this Section 9.4 shall be actionable only in respect of the violating Member, and not Seller or any other Member.

9.5 Use of Name. From and after the Closing, except as may be required by or pursuant to Section 3.7 or requested by Buyer in writing, Seller shall amend its organizational documents so as to delete therefrom the Business Marks and will file, as promptly as practicable, such documents as are necessary to reflect such name change in its states of formation or organization and the other jurisdictions where they are qualified to do business as a Foreign Person. From and after the Closing Date, Seller agrees it will not adopt any name that is confusingly similar to, or a derivation of, the Business Marks. Notwithstanding the foregoing, Seller shall be entitled to use the Business Marks for purposes of prosecuting or defending third-party claims (including claims for indemnification from third parties), filing and appealing tax returns, and for legitimate business purposes associated with the wind-down and dissolution of Seller, when they occur; provided that the Seller provides Buyer with prior written notice of such use.

9.6 Collections. After the Closing, (x) Seller shall promptly (but in no event later than ten (10) days after receipt thereof) deliver to Buyer any cash, checks or other property that it receives in connection with or relating to the Purchased Assets and operation of the Business following the Closing and (y) Buyer shall promptly (but in no event later than ten (10) days after receipt thereof) deliver to SMG LLP any cash, checks or other property that it receives in connection with or relating to the operation of the business of SMG LLP following the Closing.

9.7 Rule 144. With a view toward making available to Seller (and the Members) the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit Seller (and the Members) to sell Common Stock received pursuant to this Agreement to the public without registration, Parent agrees to use reasonable best efforts, until such date as compliance shall no longer be required in order to permit such sales, to comply with the requirements of SEC Rule 144(c), or any similar or analogous rule promulgated under the Securities Act, with respect to current public information about Parent.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations and Warranties. The representations and warranties in this Agreement and the Schedules attached hereto or in any writing delivered by any party to any of the other parties in connection with this Agreement shall survive the Closing until the second (2nd) anniversary of the Closing Date, except that (i) the representations and warranties in Section 4.9 (Tax Matters) shall terminate 90 days following the expiration of the applicable statutes of limitations and (ii) the representations and warranties in Section 4.1 (Organization and Power), Section 4.2(a) (Authorization), Section 4.8(a) (Assets), Section 4.23 (Brokerage), Section 5.1 (Organization and Power), Section 5.2 (Authorization) and Section 5.4 (Broker’s Fees), Section 6.1 (Organization and Power), Section 6.2 (Authorization) and, Section 6.4 (Brokerage) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Section 10.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 10.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to a right or alleged right of indemnity under this Article X shall have been given to the party against whom such indemnity may be sought prior to such time. The covenant contained in Section 7.4 shall expire at the Closing. Each covenant and agreement of the Seller, the Members and Buyer contained in this Agreement, which by its terms is required to be performed after the Closing Date, shall survive the Closing and remain in full force and effect until such covenant or agreement is performed.

10.2 General Indemnification.

(a) Indemnification for Benefit of Buyer Parties.

(i) Seller and the Members shall (in accordance with the procedures, and to the extent, set forth in Section 10.6 and the last sentence of this Section 10.2(a)(i)) from and after the Closing indemnify, defend and hold harmless the Buyer Parties against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any Losses which any such Buyer Party shall suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (1) any inaccuracy in or breach of any representation or warranty of Seller made in Article IV or any of the Schedules attached hereto, (2) any nonfulfillment or breach of any covenant or agreement by Seller under this Agreement (other than Section 7.4), (3) any liability or obligation of Seller that relates to an Excluded

Asset or which is an Excluded Liability, (4) the business or operation of the Seller and its Subsidiaries before the Closing Date, except for the Assumed Liabilities, including, Losses related to engagements completed prior to Closing and that portion of work completed on pending engagements prior to Closing, (5) any liability or obligation related or incidental to the business, operations or ownership of SMG LLP or that arises under the Shared Services Agreement and (6) any of the matters set forth on Schedule 10.2(a) attached hereto. The obligation of Seller and the Members to indemnify, defend and hold harmless the Buyer Parties pursuant to this Section 10.2(a)(i) shall, as between Seller, on the one hand, and the Members as a group, on the other hand, be joint and several, but shall, as between and among the individual Members themselves, be several (in accordance with their respective Percentage Interests) and not joint.

(ii) Each Member, severally and not jointly, shall from and after the Closing indemnify, defend and hold harmless the Buyer Parties against and pay on behalf of or reimburse such Buyer Parties as and when incurred for any Losses which any such Buyer Party shall suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of (1) any inaccuracy or breach of the representations and warranties of such Member made in Article V and (2) any nonfulfillment or breach of any covenant on the part of such Member in Section 9.4.

(b) Indemnification for Benefit of Seller. Buyer and Parent, jointly and severally, shall from and after the Closing indemnify, defend and hold harmless Seller against any Losses which Seller shall suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of (i) any inaccuracy in or breach of any representation or warranty of Buyer made in Article VI or any of the Schedules attached hereto or (ii) any nonfulfillment or breach of any covenant or agreement by Buyer or Parent under this Agreement.

(c) The determination of whether there has been any inaccuracy or breach of any representation or warranty for purposes of Section 10.2(a)(i)(1), Section 10.2(a)(ii)(1) and Section 10.2(b)(i) shall be made by disregarding any Material Adverse Effect qualifications set forth in the applicable representation or warranty and in substitution thereof a materiality qualification shall be inserted into such representation or warranty, except that any such Material Adverse Effect qualification set forth in the first sentence of Section 4.6 (Absence of Certain Developments) shall not be disregarded.

10.3 Limits on Indemnification.

(a) Neither the Buyer Parties nor Seller shall be entitled to recover under the provisions of this Article X for any inaccuracy in or breach of a representation or warranty pursuant to Section 10.2(a)(i)(1), Section 10.2(a)(ii)(1) or Section 10.2(b)(i), as applicable, until the aggregate amount which the Buyer Parties or Seller, as applicable, would be entitled to recover on account thereof, but for this Section 10.3, exceeds $600,000 in the aggregate (the “Basket Amount”), in which event the Buyer Parties or Seller, as applicable, shall be entitled to recover for all Losses in excess of the Basket Amount; provided, however, that the foregoing limitation shall not apply to recovery for an inaccuracy in or breach of Section 4.9 (Taxes) or of any Fundamental Representation.

(b) Other than with respect to Section 10.2(a)(i)(3), Section 10.2(a)(i)(5) and fraud, the aggregate liability of Seller and the Members to indemnify the Buyer Parties under Article X shall not exceed the Share Consideration, plus, as of such time that there are any Excess Losses, the Buyer Parties shall have the right to recoup all or any portion of any Losses they shall suffer by notifying Seller that Buyer is reducing the amount of any Earn-out Consideration otherwise payable by Buyer and Parent to Seller following the Closing by the amount of any such Losses or the portion thereof specified by the Buyer Parties. Notwithstanding anything to the contrary herein, the aggregate liability of each Member to indemnify the Buyer Parties from and against any Losses not subject to the limitation set forth in the preceding sentence shall be limited to an amount equal to the proceeds received by such Member hereunder.

(c) With respect to Losses arising under Section 10.2(a)(ii), such Losses shall be satisfied only by such Member individually, subject to the limitations contained herein.

10.4 Third Party Claims.

(a) If subsequent to the Closing any third party shall notify any Person entitled to indemnification pursuant to Section 10.2 hereof (an “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification hereunder, the Indemnified Party shall deliver to the party or parties from which indemnification is sought (which in the case of a claim against Members shall be satisfied by notice to the Members’ Representative) (collectively, the “Indemnifying Party”) promptly notice in writing of the Third Party Claim together with a statement of any available information regarding such Third Party Claim, provided that the failure to deliver such notice promptly shall not relieve the Indemnifying Party of their obligations hereunder, except (and then only) to the extent that the Indemnifying Party is actually prejudiced thereby.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel reasonably acceptable to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party, within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party that the Indemnifying Party is assuming the defense against (or settlement of) such Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim in its name or, if necessary, in the name of the Indemnified Party in accordance with the terms and limitations of this Article X and (ii) the Indemnifying Party conducts the defense of the Third Party Claim in an active and diligent manner; provided that the Indemnifying Party shall not be entitled to assume the conduct and control of such defense (or, as applicable, the Indemnifying Party shall be obligated to cede the conduct and control of such defense to Indemnified Party) if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, criminal allegation or investigation or (B) the Indemnified Party shall be advised in writing by counsel chosen by it that there are one or more defenses available to the Indemnified Party which the Indemnifying Party has not or cannot assert on behalf of the Indemnified Party (in which case, the Indemnified Party shall be entitled to assume the conduct and control of the proceeding to the limited extent solely necessary to preserve and assert such defense on its behalf); provided further, that in either such event, the Indemnifying Party may continue to participate in the defense of the Third Party Claim at its own expense. In the event the Indemnifying Party shall fail to give notice that such Indemnifying Party is exercising its right to defend the Indemnified Party within the time and as prescribed by Section 10.4 or is otherwise not permitted to assume the defense of such claim in accordance with this Section 10.4, then the Indemnified Party shall have the right to conduct such defense at the Indemnifying Party’s cost and expense; provided that the Indemnified Party shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). In the event that the Indemnifying Party does deliver notice prescribed in Section 10.4 and is otherwise permitted to conduct the defense of the subject Third Party Claim in accordance with this Section 10.4, the Indemnified Party will cooperate with Indemnifying Party, all at the expense of the Indemnifying Party. Regardless of which party defends such claim, the other party shall have the right, at its expense, to participate in the defense assisted by counsel of its own choosing.

(c) So long as the conditions set forth in Section 10.4(b) are and remain satisfied, then (i) the Indemnifying Party may conduct the defense of the Third Party Claim in accordance with Section 10.4(b), (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense and (iii) the

Indemnifying Party shall not, except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), consent to the entry of any judgment or enter into any settlement, except that no consent shall be required if (1) the sole relief provided is monetary damages that are entirely paid or reimbursed by the Indemnifying Party, (2) there is no finding or admission of any violation of applicable law and (3) such settlement includes an unconditional release from all liability with respect to such claim.

10.5 Procedures Relating to Direct Indemnification Claims. An Indemnified Party seeking indemnification hereunder for a claim not involving a third party shall, within the relevant limitation period provided for in this Article X, (i) in the case of indemnification sought by any Buyer Party, give to the Members’ Representative, or (ii) in the case of indemnification sought by Seller, give to Buyer, written notice (a “Direct Claim Notice”) describing in reasonable detail the facts giving rise to the indemnification claim. The Indemnifying Party shall have thirty (30) days after its receipt of a Direct Claim Notice to (i) agree to the amount set forth in the Direct Claim Notice and pay such amount to such Indemnified Party in immediately available funds or (ii) provide such Indemnified Party with written notice that it disputes its obligation to provide the indemnification sought in the Direct Claim Notice (a “Claim Dispute Notice”). If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that Indemnifying Party disputes its liability to the Indemnified Party with respect to such claim, such claim specified in the Direct Claim Notice shall be conclusively deemed a liability of the Indemnifying Party. If the Indemnifying Party delivers a Claim Dispute Notice, the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within twenty (20) days of the giving of the Claim Dispute Notice, the parties thereafter may pursue any and all available remedies at law (subject to the limitations and conditions provided in this Agreement).

10.6 Manner of Payment. With respect to each share of Share Consideration, for the period commencing on the Closing Date and ending on the date that the restrictions set forth in the Restricted Stock Agreement no longer apply to such share, the Share Consideration shall be subject to forfeiture to Parent to satisfy amounts payable by the Members pursuant to Article X. Notwithstanding anything to the contrary contained herein, Parent and the Buyer each agree that for so long as all or a portion of the Share Consideration has not been released to the Seller (or its Members) as of a Release Date, the sole recourse of the Buyer Parties for indemnification claims made by the Buyer Parties pursuant to Section 10.2 shall be to the Share Consideration. For purposes of this Article X, any shares of Share Consideration used to satisfy Seller’s and/or the Members’ indemnification obligations shall be valued as set forth in Section 3.2(c)(ii). For obligations pursuant to this Article X when the Share Consideration is insufficient or unavailable to the Buyer Parties, subject to the following sentence, Buyer’s sole recourse shall be to reduce the amount of the Earn-out Consideration payable pursuant to Section 3.4 in satisfaction of any such Losses. Following exhaustion of amounts available to satisfy Losses in accordance with the foregoing provisions of this Section 10.6, the Buyer Parties shall be permitted, subject to the limitations set forth in Section 10.3, to pursue any additional Losses for which the Members are required to indemnify the Buyer Parties under this Article X directly against the Members on a several basis in accordance with their respective Percentage Interests.

10.7 Tax Treatment. Any payments under Article X shall be treated by the parties hereto for federal, state and local income tax purposes as a purchase price adjustment, except to the extent that a contrary treatment is required by applicable law. Any indemnification payment made under this Agreement will take into account (i) any Tax benefit to the Indemnified Party resulting from the Loss giving rise to such payment (but, for the avoidance of doubt, such indemnification payment will only take such Tax benefit into account at such time when the Tax benefit results in a reduction of cash taxes actually paid or currently owed to a taxing authority) , net of any Tax cost to the Indemnified Party from receipt of the indemnification payment (but only at such time when the Tax cost results in an increase of cash taxes actually paid or currently owed to a taxing authority), and (ii) any net insurance proceeds (exclusive of deductible amounts, coinsurance and self-insurance proceeds) or net reimbursement from any third party to the extent actually collected by the Indemnified Party in compensation for the same Loss with respect to which indemnification is sought. If an Indemnified Party receives any amounts under applicable insurance policies, from any other third party with indemnification obligations or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by any Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party.

10.8 Exclusive Remedy. Following the Closing, the parties’ rights to indemnification pursuant to this Article X shall, except for equitable relief and specific performance of covenants that survive Closing and for claims under Section 3.3, Section 3.4 and Section 12.14 of this Agreement, be the sole and exclusive remedy available to the parties with respect to any matter arising under or in connection with this Agreement or the transactions contemplated hereby, other than for claims of fraud.

ARTICLE XI

TERMINATION

11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Buyer and Seller;

(b) by the Seller, if any of the representations and warranties of Buyer contained in this Agreement shall fail to be true and correct or there shall be a breach by Buyer of any covenant or agreement of Buyer in this Agreement that, in any event, (1) would result in the failure of a condition set forth in Section 8.3(a) or 8.3(b) to be satisfied and (2) which is not curable or, if curable, is not cured no later than the 30th day after written notice thereof is given by the Seller; provided, however, that the Seller may not terminate this Agreement pursuant to this Section 11.1(b) if the Seller or the Members are in material breach of this Agreement;

(c) by the Buyer, if any of the representations and warranties of Seller or of any Member contained in this Agreement shall fail to be true and correct or there shall be a breach by Seller or the Members of any covenant or agreement of Seller or the Members in this Agreement that, in any event, (1) would result in the failure of a condition set forth in Section 8.2(a) or 8.2(b) to be satisfied and (2) which is not curable or, if curable, is not cured no later than the 30th day after written notice thereof is given by the Buyer provided, however, that the Buyer may not terminate this Agreement pursuant to this Section 11.1(c) if the Buyer is in material breach of this Agreement; or

(d) by either Buyer or Seller if the transactions contemplated hereby have not been consummated within thirty (30) days after the date of this Agreement; provided that neither Buyer nor Seller shall be entitled to terminate this Agreement pursuant to this Section 11.1(d) if such Person’s knowing or willful breach of this Agreement has prevented or delayed the consummation of the transactions contemplated hereby.

11.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or the Seller as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 11.2 and Sections 12.2, 12.3, 12.4, 12.7, 12.8, 12.10 and 12.11, which shall each survive the termination of this Agreement), and there shall be no liability on the part of any of Buyer, Seller or the Members to one another, except for knowing or willful breaches of this Agreement prior to the time of such termination.

ARTICLE XII

MISCELLANEOUS

12.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that (i) any such amendment or waiver shall be binding upon Seller and the Members only if set forth in a writing executed by Seller and the Members, and (ii) any such amendment or waiver shall be binding upon Parent and Buyer only if set forth in a writing executed by each of Parent and Buyer. No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement and a waiver of any provision by any Party on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.

12.2 Publicity. From and after the date hereof, including after the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of each of Parent and Seller (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement shall allow Parent or Seller, as applicable, reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Parent and Seller may make internal announcements to their respective employees that are consistent with the such parties’ prior permitted public disclosures regarding the transactions contemplated hereby.

12.3 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with confirmation of receipt) or sent by reputable overnight express courier (charges prepaid), or (ii) upon receipt or refusal to accept delivery, if sent by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to Seller, Members’ Representative, Parent or Buyer shall be sent to the addresses indicated below:

Notices to Seller:

The Schonbraun McCann Consulting Group LLC

101 Eisenhower Parkway

Roseland, NJ 07068

Attn: Bruce Schonbraun

Telecopy No.: (973) 364-8464

with a copy to:

(which shall not constitute notice to Seller)

Orloff, Lowenbach, Stifelman & Siegel, P.A.

101 Eisenhower Parkway

Roseland, NJ 07068

Attn: Stanley Schwartz, Esq.

Telecopy No.: (973) 622-3073

Notices to Members’ Representative:

Bruce Schonbraun

The Schonbraun McCann Consulting Group LLC

101 Eisenhower Parkway

Roseland, NJ 07068

Telecopy No.: (973) 364-8464

Notices to Parent and Buyer:

500 East Pratt Street

Suite 1400

Baltimore, MD 21202

Attn: Eric Miller, Esq.

Telecopy No.: (410) 951-4878

with a copy to:

(which shall not constitute notice to Parent and Buyer):

Kirkland & Ellis LLP

655 15th St, NW, Suite 1200

Washington, DC 20005

Attn: Mark D. Director, Esq.

Telecopy No.: (202) 879-5200

12.4 Expenses. Except as otherwise expressly provided in Section 7.3 and Section 9.3, each Party hereto shall pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Without limiting the foregoing, each Party shall pay its own expenses incurred in connection with its efforts to satisfy the conditions to the other Party’s obligation to consummate the transactions contemplated hereby.

12.5 Assignment.

(a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that except as set forth in Section 12.5(b), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Seller without the prior written consent of Buyer; provided that following the second anniversary of the Closing Date, upon dissolution or liquidation of Seller, Seller may assign any ongoing rights and benefits under this Agreement to the Seller’s Members; provided, however, that notwithstanding any such assignment, the Members’ Representative shall continue to act on behalf of the assignees in accordance with Section 12.15 in the taking of any actions by or in the name of Seller or such assignees pursuant to this Agreement.

(b) Notwithstanding anything herein to the contrary, Buyer may assign in whole or in part its rights and obligations pursuant to this Agreement (including the right to purchase the Purchased Assets and the obligation to assume the Assumed Liabilities) and all other agreements, documents and instruments executed and/or delivered in connection herewith to one or more of its Affiliates, and Buyer may, in its sole discretion, direct Seller to convey the Purchased Assets, in whole or in part, to one or more of its Affiliates; provided that no such assignment or direction shall relieve or release the named Buyer or Parent from any of their obligations under this Agreement, whether required to be paid or performed prior to or after the Closing.

12.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible. The provisions of this Section 12.6 are in intended to be in addition to, and shall not be interpreted to interfere with, limit or otherwise narrow the scope of, Section 9.4(c).

12.7 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meaning set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.” The Parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant.

12.8 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

12.9 Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

12.10 Governing Law. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

12.11 No Strict Construction. Notwithstanding the fact that this Agreement has been drafted and prepared by one of the Parties, Buyer and Seller confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

12.12 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 12.10 above), in addition to any other remedy to which they may be entitled, at law or in equity.

12.13 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied (including Section 9.1), shall give or be construed to give any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

12.14 Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets. Seller agrees to indemnify Buyer against all liability, damage or expense that Buyer may suffer due to the failure to so comply or to provide notice required by any such law.

12.15 Members’ Representative.

(a) The Seller and the Members hereby irrevocably constitute and appoint the Members’ Representative as their true and lawful attorney-in-fact and agent with full power of substitution to: (i) receive the payment of the Purchase Price hereunder; (ii) do and perform each and every act and thing necessary and requisite to be done on their behalf to consummate the transactions contemplated by this Agreement; (iii) accept on behalf of the Seller and Members service of process and any notices required to be served on Seller or any Member; (iv) execute on behalf of Seller or any Member any amendment or waiver hereto; and (v) take all actions to be taken by the Seller or Members under this Agreement, including to deliver notices to be served on Buyer by any such party and to control the defense and settlement of any and all claims for indemnification by any Buyer Parties against Seller or any Members under Article X of this Agreement.

(b) Seller and each Member hereby agrees that: (i) in all matters in which action by the Members’ Representative is required or permitted, the Members’ Representative is authorized to act on behalf of the Seller and the Members, notwithstanding any dispute or disagreement among any of the Seller or any of the Members, and any Buyer Party shall be entitled to rely on any and all action taken by the Members’ Representative under this Agreement without any liability to, or obligation to inquire of, any of the Seller or Members, notwithstanding any knowledge on the part of any Buyer Party of any such dispute or disagreement; (ii) notice to the Members’ Representative, delivered in the manner provided in Section 12.3, shall be deemed to be notice to Seller and all Members for the purposes of this Agreement; (iii) the power and authority of the Members’ Representative, as described in this Agreement, shall continue in full force until all rights and obligations of the Seller and Members under this Agreement shall have terminated, expired or been fully performed.

(c) Seller and each Member agrees that, notwithstanding the foregoing, at the request of Buyer, Seller or such Member shall take all actions necessary or appropriate to consummate the transaction contemplated hereby individually on Seller’s or such Member’s own behalf, and delivery of each and every document required of Seller or such Member pursuant to the terms hereof.

(d) In the event that the Members’ Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns from such position, then a majority in Percentage Interests of the Members shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Members’ Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

*    *    *    *    *

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be duly executed as of the date and year first written above.

FTI SMC ACQUISITION LLC

By:	/s/ Eric Miller
Name:	Eric Miller
Its:	Senior Vice President

FTI CONSULTING, INC.

By:	/s/ Eric Miller
Name:	Eric Miller
Its:	Senior Vice President and General Counsel

THE SCHONBRAUN MCCANN CONSULTING GROUP LLC

By:	/s/ Bruce Schonbraun
Name:	Bruce Schonbraun
Its:	Managing Member

/s/ Bruce Schonbraun
Bruce Schonbraun

/s/ Stephen McCann
Stephen McCann

/s/ Larry Portal
Larry Portal

/s/ Jahn Brodwin
Jahn Brodwin

/s/ Ingrid Noone
Ingrid Noone

Exhibit A

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (this “Agreement”), dated as of April 1, 2008 (the “Effective Date”), is entered into among FTI Consulting, Inc., a Maryland corporation (“FTI”), Schonbraun McCann Consulting Group, LLC, a New Jersey limited liability company (the “Seller”), and [                    ], a member of Seller (the “Investor”).

RECITALS:

WHEREAS, this Agreement is entered into pursuant to that certain Asset Purchase Agreement, dated as of March 31, 2008 (the “Purchase Agreement”), by and among Seller, FTI, FTI SMC Acquisition, LLC, a Maryland limited liability company (the “Buyer”) and the other individuals named therein;

WHEREAS, the Purchase Agreement provides for the sale by the Seller to Buyer, and the purchase by Buyer from the Seller, of substantially all of the assets of Seller for consideration consisting of cash and shares of common stock, par value $0.01 per share, of FTI (the “Common Stock,” and all such shares of Common Stock to be issued by FTI pursuant to the Purchase Agreement are hereafter collectively referred to as the “Shares”);

WHEREAS, the Seller expects to transfer the Shares to its members in accordance with the percentage interest of each such member set forth on Schedule 1 (the “Share Consideration Percentage Interest”);

WHEREAS, pursuant to the Purchase Agreement and this Agreement, the Shares shall be subject to the restrictions on transfer pursuant to the terms and conditions set forth herein;

WHEREAS, the Shares shall be held by FTI during the period of restriction as set forth herein, and in connection therewith, Investor shall execute a stock power in the form attached hereto as Exhibit A (the “Stock Power”) and shall deliver the Stock Power to FTI at the Closing (as defined in the Purchase Agreement); and

WHEREAS, the Investor has entered into an employment agreement with FTI on the date of this Agreement (as such may be amended, modified or replaced, the “Employment Agreement”).

NOW, THEREFORE, for valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Representations, Warranties and Covenants of the Investor. The Investor acknowledges, represents, warrants and covenants as follows:

(a) The Investor is an accredited investor as that term is defined under Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

(b) The Investor has full capacity, power and authority to enter into, execute, deliver and perform his or her obligations under this Agreement and to make the representations, warranties and covenants contained in this Agreement. The Investor understands that the tax treatment and consequences of the transactions contemplated by the Purchase Agreement and this Agreement and the receipt by the Investor of Restricted Securities are complicated. The Investor is not relying on any statement by or information from FTI or any of its officers, directors, employees, legal counsel, agents, representatives or affiliates as to tax treatment or consequences.

(c) As used herein, the term “Restricted Securities” means, collectively, all Shares (or any other equity securities of FTI) that are or may be issued by FTI to the Investor or to Seller for or on behalf of the Investor pursuant to this Agreement and the Purchase Agreement, and the transactions contemplated hereby and thereby, or any securities that may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor. Neither the Seller nor the Investor shall (i) sell, assign, transfer, exchange, pledge, encumber or otherwise dispose of, or make any offer or agreement relating to, any of the Restricted Securities and/or any option, right or other interest with respect to any Restricted Securities that the Investor may acquire, except for a transfer to the Investor and the other members of Seller in accordance with their respective Share Consideration Percentage Interest and (ii) establish any “put equivalent position” or any “call equivalent position” with respect to any Restricted Securities (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) or otherwise enter into any swap, derivative security, short sale or other transaction or arrangement that transfers to another, in whole or in part, any economic consequences of owning any Restricted Securities, whether or not such transaction is to be settled by delivery of Restricted Securities, other securities, cash or other consideration (such limitations on dispositions of and relating to Restricted Securities described in the preceding clauses (i) and (ii) being referred to hereinafter as the “Restrictions”), until the Restrictions with respect to such Restricted Securities shall have lapsed in accordance with Section 2 hereof.

(d) Neither the Seller nor the Investor has any present plan or intention to sell, transfer, exchange, pledge or otherwise dispose of, or to effect any other transaction which results in a reduction in the risk of ownership of, the Restricted Securities that the Seller and Investor may acquire, except for a transfer to the Investor and other members of Seller in accordance with their respective Share Consideration Percentage Interest.

(e) The Investor understands that the offer and issuance of Shares is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) of the Securities Act or Regulation D promulgated thereunder, based in part on the representations and warranties of the Investor contained herein, and that no registration statement relating to the issuance of Shares (or the Restricted Securities) in connection with the Purchase Agreement has been or will be filed with the U.S. Securities and Exchange Commission (the “SEC”) or any other U.S. or non-U.S. jurisdiction.

(f) The Investor is acquiring the Restricted Securities solely for his or her own account, for investment purposes only and not with a view to the resale or distribution thereof. The Investor understands that, as disclosed herein, the Restricted Securities will not be registered under the Securities Act and therefore cannot be resold unless they are registered under the Securities Act or an exemption from registration is available. The Investor, together with his or her attorney, accountant, purchaser representative and/or tax advisor (collectively, the “Advisors”), has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in the Restricted Securities. The Investor has not received any offering memorandum or other written materials from FTI or any of its affiliates or representatives relating to the Restricted Securities. The Investor, together with his or her Advisors, has had the opportunity to ask questions of, and has received answers to the Investor’s and his or her Advisors’ satisfaction from, FTI concerning FTI, the Restricted Securities and other matters pertaining to an investment in the Restricted Securities. Understanding that an investment in the Restricted Securities is speculative, the Investor acknowledges that he or she has the financial ability to bear the economic risk of his or her investment in the Restricted Securities (including the possible loss of the entire investment in the Restricted Securities), has adequate means for providing for his or her current needs and personal contingencies and has no need now, and anticipates no need in the foreseeable future, for liquidity with respect to the investment in the Restricted Securities. The Investor has determined that an investment in the Restricted Securities is a suitable investment for the Investor and that the Investor’s overall commitment to investments that are not readily marketable, including the contemplated investment in the Restricted Securities, is not excessive in view of his or her net worth and financial condition.

(g) The Investor acknowledges that no representations or warranties have been made to the Investor in connection with the Purchase Agreement or the transactions contemplated thereby other than those contained in the Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement).

(h) The Investor understands that, since the Restricted Securities have not been registered under the Securities Act or applicable state or foreign securities laws, the economic risk of investment in the Shares must be borne indefinitely by the Investor unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available. There is no assurance that the Shares will ever be so registered in the future. Rule 144 adopted under the Securities Act (“Rule 144”), governing the possible disposition of the Shares, may not be available, and there is no assurance that Rule 144 will be available in the future. There is no assurance that there will be any market for resale of the Restricted Securities.

(i) The Investor further acknowledges, represents, agrees and is aware that:

(i) neither the SEC nor any other federal, state or foreign agency or governmental authority has passed upon the Restricted Securities or made any finding or determination as to the fairness of this investment;

(ii) there are substantial risks of loss of investment incidental to the acquisition of the Restricted Securities; and

(iii) the representations, warranties, agreements, undertakings and acknowledgments made by the Investor in this Agreement are made with the intent that they be relied upon by FTI in determining the suitability of the Investor as an acquiror of the Restricted Securities, and shall survive the acquisition of the Restricted Securities. In addition, the Investor undertakes to notify FTI immediately of any change or expected change in any representation, warranty or other information relating to the Investor set forth herein occurring or expected to occur prior to the Effective Date.

(j) The Investor has not received or responded to a general solicitation or general advertising used by FTI or any subsidiary of FTI, or their respective representatives in connection with the offer or issuance of the Restricted Securities to the Investor and is not relying on FTI or any subsidiary of FTI or any of their respective officers, employees, representatives or affiliates for legal, tax, economic or related advice in connection with the acquisition of the Restricted Securities and any transactions related thereto.

Section 2. Lapse of Restrictions; Voting and Dividends; Current Public Information and Registration.

(a) Any attempted sale, assignment, transfer, exchange, pledge, encumbrance or other disposition of any Restricted Securities prior to the lapse of the Restrictions with respect thereto shall be void and of no effect, and FTI shall have the right to disregard the same on its books and records and to issue “stop transfer” orders with respect thereto to its transfer agent.

(b) Subject to Section 2(c) hereof, the Restrictions shall lapse as to 25% of the Restricted Securities as of the day following each of the second, third, fourth and fifth anniversary dates of the Effective Date.1

(c) Notwithstanding anything to the contrary in Section 2(b):

(i) in the event the Investor’s employment is terminated by the Employer without Cause or by the Investor for Good Reason (as such terms are defined in his or her Employment Agreement), there is a Change of Control (as defined in his or her Employment Agreement) or the Investor dies or becomes Disabled (as defined in his or her Employment Agreement), the Restrictions immediately shall lapse in their entirety as to all of the Restricted Securities effective as of the last day of employment, the date when the Investor dies or becomes Disabled, or the date the Change of Control is publicly announced, as the case may be;

[1]

With respect to the two members that did not sign the Purchase Agreement, the Restrictions shall lapse as to 25% of the Restricted Securities as of the day following each of the second and third anniversary dates of the Effective Date and shall lapse as to 50% of the Restricted Securities as of the day following the fourth anniversary date of the Effective Date.

(ii) in the event that the Investor breaches any restrictive covenant in Section 9.4 of the Purchase Agreement or Sections 12, 13 or 14 of his or her Employment Agreement, a “Forfeiture Event” (as defined hereafter) occurs, or the Investor terminates his or her employment without Good Reason (as defined in his or her Employment Agreement), any Restricted Securities as to which the Restrictions have not lapsed shall continue thereafter to be subject to the Restrictions for an additional three years through the day following the third anniversary of the date that the Restrictions would have otherwise lapsed and the “Stock Floor Guaranty” (as defined hereafter) pursuant to subsection 2(e) below will be null and void and no longer apply to the Restricted Securities.

(d) The Investor shall have the right to vote the Restricted Securities held by such Investor and shall be entitled to receive any dividends that are declared and payable with respect thereto before and after all Restrictions lapse. The existence of the Restricted Securities will not affect in any way the right or authority of FTI or the holders of FTI’s voting securities to make or authorize (i) any or all adjustments, recapitalizations, reorganizations or other changes in FTI’s capital structure or its business; (ii) any merger or consolidation of FTI’s capital structure or its business; (iii) any merger or consolidation of FTI; (iv) any issue of bonds, debentures, preferred or prior preference equity interests ahead of or affecting the Restricted Securities or the rights thereof; (v) the dissolution or liquidation of FTI; (vi) any sale or transfer of all or any part of FTI’s assets or business; or (vii) any other corporate act or proceeding, whether of a similar character or otherwise.

(e) Subject to Section 2(c)(ii), if at the time the Restrictions lapse with respect to any Restricted Securities (each such date, a “Restriction Termination Date”), the “fair market value” per Share (which for purposes hereof, shall be deemed to be the closing price per share of FTI’s Common Stock as reported on the New York Stock Exchange (or such other principal securities exchange on which shares of FTI Common Stock are then traded) on the later of (i) the date on which the Restrictions lapse or are terminated, and (ii) the date when such FTI Common Stock first becomes eligible for sale under the Securities Act (without regard to Section 144(e) of the rules promulgated thereto), or if the exchange is not open for trading on such date, the next trading day of FTI Common Stock on which the exchange is open for trading) is less than $            1 per share (as proportionately adjusted for stock dividends, stock splits, reverse stock splits and other adjustments from time to time affecting FTI’s Common Stock), then FTI and Buyer (jointly and severally) shall, within five (5) business days of such applicable Restriction Termination Date, pay to the Investor a special cash payment, in the amount determined by multiplying (i) the number of Shares of the Restricted Securities with respect to which the Restrictions lapsed at such time, and (ii) the difference between $            2 (as adjusted if necessary) and the “fair market value” per Share (the “Stock Floor Guaranty”).

[1]	Closing Date Value to be inserted.
[2]	Closing Date Value to be inserted.

Section 3. Legends.

(a) The Seller and Investor understand and agree that stop transfer instructions will be given to the transfer agent for the Common Stock with respect to certificates evidencing the Shares and that there will be placed on the certificates evidencing the Shares a legend stating in substance:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

(b) All certificates evidencing Shares constituting Restricted Securities shall bear an additional legend stating in substance:

THE SALE OR OTHER DISPOSITION OF THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY AND SUBJECT TO THE PROVISIONS OF A RESTRICTED STOCK AGREEMENT, A COPY OF WHICH WILL BE FURNISHED BY THE CORPORATION WITHOUT CHARGE UPON THE REQUEST OF ANY STOCKHOLDER. ANY SUCH REQUEST SHOULD BE ADDRESSED TO THE SECRETARY OF THE CORPORATION.

Following the lapse or termination of the Restrictions in accordance with Section 2, upon written request of the Investor, FTI shall promptly remove or cause to be removed the legend set forth in this Section 3(b), provided such removal is allowed under Rule 144 of the Securities Act and FTI has received applicable information relating to the Investor’s compliance with Rule 144.

Section 4. Employment Rights. To the extent that the Investor is employed by FTI or any of its affiliates, no provision of this Agreement or of any Restricted Securities governed hereby shall give the Investor any right to continue in the employ of FTI or any of its affiliates, create any inference as to the length of employment of the Investor, affect the right of FTI or of its affiliates to terminate the employment of the Investor, with or without cause, in accordance with the terms of his or her Employment Agreement or give the Investor any right to participate in any employee welfare or benefit plan or other program of FTI or any of its affiliates.

Section 5. Forfeiture Event. A “Forfeiture Event” shall be deemed to have occurred if the Investor, directly or indirectly, (i) becomes employed by, serves as a consultant or advisor to, becomes a partner or member in, or otherwise engages or participate in, any enterprise engaging in or participating in, a business comparable with, related to and competitive with the financial advisory and consulting services in the real estate industry, including, but not limited to, valuation services, lease consulting and cost segregation services, conducted by the Company, including any service offering introduced following Closing (as defined in the Purchase Agreement) through the last date that Investor remains an employee of Buyer or its affiliates (a “Competing Business”), (ii) solicits clients or employees of the Company for the benefit of a Competing Business, (iii) willfully or deliberately discloses or uses Confidential Information (as defined in the Purchase Agreement) in violation of Section 9.4 of the Purchase Agreement or (iv) breaches or violates the terms of any nonsolicitation, noncompetition or confidentiality provisions in Investor’s Employment Agreement with FTI (or one of its affiliates). The consequences of a Forfeiture Event occurring in relation to the Investor are as follows: (a) the period to which the Restrictions apply to the Restricted Securities (other than Restricted Securities for which the Restrictions shall have lapsed) shall extend pursuant to Section 2(c)(ii) of this Agreement and (b) the Stock Floor Guaranty shall terminate and be of no further force and effect for Restricted Securities for which the Restrictions remain applicable.

Section 6. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed duly given (i) upon receipt or refusal to accept delivery, if sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, or (iii) on the date it is sent by facsimile transmission with written confirmation of successful transmission from the sending facsimile machine, in each case to the intended recipient as set forth below (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 6):

If to FTI:	FTI Consulting, Inc.
500 East Pratt Street
Suite 1400
Baltimore, Maryland 21202
	Attention:	Eric B. Miller, Senior Vice President and General Counsel

If to the Investor:	to the address set forth below the Investor’s signature on the signature page of this Agreement

Section 7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other.

Section 8. Binding Agreement. This Agreement will inure to the benefit of and be binding upon and enforceable against the parties and their successors and assigns, including administrators, executors, representatives, heirs, legatees and devisees of the Investor and any pledgee holding Restricted Securities as collateral.

Section 9. Waiver. No waiver by either party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by the party against whom enforcement of the waiver is sought. No delay or omission by FTI in exercising any of its rights under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by FTI on any one occasion is effective only in that instance and will not be construed as a bar to, or waiver of, any right on any other occasion.

Section 10. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of New York, without giving effect to provisions thereof regarding conflict of laws.

Section 11. Injunctive Relief. The restrictions set forth in this Agreement are necessary for the protection of the business and goodwill of FTI, Buyer and/or their respective affiliates and are considered by the Investor to be reasonable for such purpose. The Investor agrees that any breach by the Investor of any term set forth under this Agreement is likely to cause FTI, Buyer and/or their respective affiliates substantial and irrevocable damage and, therefore, any such breach shall entitle FTI, Buyer and/or their respective affiliates in addition to any other legal remedies available to any of them, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach or alleged breach or alleged threatened breach. The parties hereto understand and intend that each restriction set forth herein shall be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any restriction will not affect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. The Investor hereby acknowledges that he or she is fully cognizant of the restrictions imposed upon his or her Shares pursuant to the terms of this Agreement.

Section 12. Titles; Section References. The subject headings and subheadings set forth in the sections and subsections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions. Unless the context requires otherwise, all references herein to Sections are to Sections in this Agreement.

Section 13. Rule of Construction; Definitions. It is not intended by the parties hereto that this Agreement shall be construed against the party that has drafted all or any portion of this Agreement.

Section 14. Entire Agreement. This Agreement and the documents expressly referred to herein, including the Purchase Agreement and the Employment Agreement, embody the complete agreement and understanding between the parties with respect to the subject matter hereof and thereof and supersede and preempt any prior or contemporaneous understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof and thereof in any way.

Section 15. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or rule in any jurisdiction, in any respect, such invalidity shall not affect the validity, legality and enforceability of any other provision or any other jurisdiction and, the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, all of which shall remain in full force and effect, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement as of the date first above written.

INVESTOR

Name:
Address:

FTI CONSULTING, INC.

By:
Name:
Title:

SCHONBRAUN MCCANN CONSULTING GROUP, LLC

By:
Name:
Title:

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED, the undersigned,                             , hereby sells, assigns and transfers unto FTI Consulting, Inc., a Maryland corporation (the “Company”), or its successor,                      shares of common stock, par value $.01 per share, of the Company standing in my name on the books of the Company and our transfer agent, and hereby irrevocably constitutes and appoints Jack B. Dunn IV and Eric B. Miller, or any one of them, as my attorney-in-fact to transfer the said stock on the books of the Company with full power of substitution in the premises.

WITNESS:

Dated:

A-1